Exhibit 10.17

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF October 30, 2020

by and among

FOUR SPRINGS CAPITAL TRUST OPERATING PARTNERSHIP, L.P.

AS BORROWER,

THE guarantorS FROM TIME TO TIME PARTY HERETO,

M&T BANK,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

M&T BANK,

AS AGENT, AND

M&T BANK,

AS SOLE LEAD ARRANGER AND AS SYNDICATION AGENT

TABLE OF CONTENTS

§1.	DEFINITIONS AND RULES OF INTERPRETATION	1

§1.1	Definitions	1
§1.2	Rules of Interpretation	37
§1.3	Interest; LIBOR Notification	38
§1.4	Amending and Restating	39

§2.	THE CREDIT FACILITY	39

§2.1	Revolving Credit Loans	39
§2.2	Record	39
§2.3	Notes	39
§2.4	Facility Unused Fee	40
§2.5	Reduction and Termination of the Revolving Credit Commitments	40
§2.6	RESERVED	40
§2.7	Interest on Loans	40
§2.8	Requests for Revolving Credit Loans	41
§2.9	Funds for Loans	42
§2.10	Use of Proceeds	42
§2.11	RESERVED	42
§2.12	Increase in Total Commitment	43
§2.13	Extension of Revolving Credit Maturity Date	45

§3.	REPAYMENT OF THE LOANS	46

§3.1	Stated Maturity	46
§3.2	Mandatory Prepayments	46
§3.3	Optional Prepayments	46
§3.4	Partial Prepayments	47
§3.5	Effect of Prepayments	47

§4.	CERTAIN GENERAL PROVISIONS	47

§4.1	Conversion Options	47
§4.2	Fees	48
§4.3	Funds for Payment	48
§4.4	Taxes	48
§4.5	Computations	52
§4.6	Temporary and Permanent Suspension of LIBOR Rate Loans	52
§4.7	Illegality	54
§4.8	Additional Interest	54
§4.9	Additional Costs, Etc.	54
§4.10	Capital Adequacy	55
§4.11	Breakage Costs	56
§4.12	Default Interest	56
§4.13	Certificate	56
§4.14	Limitation on Interest	56
§4.15	Certain Provisions Relating to Increased Costs and Other Lenders	57

§5.	COLLATERAL SECURITY	57

§5.1	Collateral	57
§5.2	Appraisals; Adjusted Value	57
§5.3	Addition of Borrowing Base Properties	58
§5.4	Release of Borrowing Base Property	59
§5.5	Additional Subsidiary Guarantors	60
§5.6	Release of Certain Subsidiary Guarantors	60
§5.7	Release of Collateral	60

§6.	REPRESENTATIONS AND WARRANTIES	61

§6.1	Corporate Authority, Etc.	61
§6.2	Governmental Approvals	62
§6.3	Title to Borrowing Base Properties	62
§6.4	Financial Statements	62
§6.5	No Material Changes	63
§6.6	Franchises, Patents, Copyrights, Etc.	63
§6.7	Litigation	63
§6.8	No Material Adverse Contracts, Etc.	63
§6.9	Compliance with Other Instruments, Laws, Etc.	63
§6.10	Tax Status	63
§6.11	No Event of Default	64
§6.12	Investment Company Act	64
§6.13	Absence of UCC Financing Statements, Etc.	64
§6.14	Setoff, Etc.	64
§6.15	Certain Transactions	64
§6.16	Employee Benefit Plans	65
§6.17	Disclosure	65
§6.18	Trade Name; Place of Business	65
§6.19	Regulations T, U and X	66
§6.20	Environmental Compliance	66
§6.21	Subsidiaries; Organizational Structure	67
§6.22	Leases	67
§6.23	Property	68
§6.24	Brokers	69
§6.25	Other Debt	69
§6.26	Solvency	69
§6.27	No Bankruptcy Filing	70
§6.28	No Fraudulent Intent	70
§6.29	Transaction in Best Interests of Credit Parties; Consideration	70
§6.30	OFAC	70
§6.31	Regarding Representations and Warranties	71

§7.	AFFIRMATIVE COVENANTS	71

§7.1	Punctual Payment	71
§7.2	Maintenance of Office	71
§7.3	Records and Accounts	71
§7.4	Financial Statements, Certificates and Information	71
§7.5	Notices	74

§7.6	Existence; Maintenance of Properties	76
§7.7	Insurance; Condemnation	76
§7.8	Taxes; Liens	81
§7.9	Inspection of Borrowing Base Properties and Books	82
§7.10	Compliance with Laws, Contracts, Licenses, and Permits	82
§7.11	Further Assurances	82
§7.12	Management	82
§7.13	Leases of the Property	83
§7.14	Business Operations	84
§7.15	Registered Service Mark	84
§7.16	Ownership of Real Estate	84
§7.17	Beneficial Ownership Information	84
§7.18	Cash Management	85
§7.19	Plan Assets	85
§7.20	Guarantor Covenants	85
§7.21	Borrowing Base Properties	85
§7.22	REIT Guarantor	86
§7.23	Sanctions Laws and Regulations	86
§7.24	New York Mortgage Limitation	86
§7.25	Escrow Account	87

§8.	NEGATIVE COVENANTS	87

§8.1	Restrictions on Indebtedness	87
§8.2	Restrictions on Liens, Etc.	88
§8.3	Restrictions on Investments	90
§8.4	Merger, Consolidation	91
§8.5	Restrictions on Prepayment of Indebtedness	91
§8.6	Compliance with Environmental Laws	92
§8.7	Distributions	93
§8.8	Asset Sales	94
§8.9	Borrowing Base Properties	94
§8.10	Derivatives Contracts	95
§8.11	Transactions with Affiliates	95
§8.12	Management Fees	95
§8.13	Changes to Organizational Documents	95
§8.14	Restrictions on Preferred Equity Issuances	95

§9.	FINANCIAL COVENANTS	96

§9.1	Maximum Leverage Ratio	96
§9.2	Minimum Consolidated Fixed Charge Ratio	96
§9.3	Minimum Tangible Net Worth	96
§9.4	Minimum Debt Yield	97
§9.5	Variable Rate Debt	97
§9.6	Borrowing Base Covenants	97
§9.7	Liquidity	97

§10.	CLOSING CONDITIONS	97

§10.1	Loan Documents	98

§10.2	Certified Copies of Organizational Documents	98
§10.3	Resolutions	98
§10.4	Incumbency Certificate; Authorized Signers	98
§10.5	Opinion of Counsel	98
§10.6	Payment of Fees	98
§10.7	Insurance	98
§10.8	Performance; No Default	98
§10.9	Representations and Warranties	98
§10.10	Proceedings and Documents	99
§10.11	Eligible Real Estate Qualification Documents	99
§10.12	Compliance Certificate	99
§10.13	Appraisals	99
§10.14	Beneficial Ownership Certification	99

§10.15	Consents	99
§10.16	Patriot Act; Anti-Money Laundering Laws	99
§10.17	Mezzanine Loan	100
§10.18	Other	100

§11.	CONDITIONS TO ALL BORROWINGS	100

§11.1	Representations True; No Default	100
§11.2	Borrowing Documents	100
§11.3	Future Advances Tax Payment	100

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.	100

§12.1	Events of Default and Acceleration	100
§12.2	Certain Cure Periods	104
§12.3	Termination of Commitments	104
§12.4	Remedies	104
§12.5	Distribution of Collateral Proceeds	105

§13.	SETOFF	105

§14.	THE AGENT	106

§14.1	Authorization	106

§14.2	Employees and Agents	106

§14.3	No Liability	106
§14.4	No Representations	107
§14.5	Payments	107
§14.6	Holders of Notes	108
§14.7	Indemnity	108
§14.8	Agent as Lender	108
§14.9	Resignation	108
§14.10	Duties in the Case of Enforcement	109

§14.11	Bankruptcy	109
§14.12	Request for Agent Action	110
§14.13	Reliance by Agent	110
§14.14	Approvals	110
§14.15	Borrower Not Beneficiary	111

§14.16	Defaulting Lenders	111
§14.17	Reliance on Hedge Provider	113

§15.	EXPENSES	113

§16.	INDEMNIFICATION	114

§17.	SURVIVAL OF COVENANTS, ETC.	115

§18.	ASSIGNMENT AND PARTICIPATION	115

§18.1	Conditions to Assignment by Lenders	115
§18.2	Register	116
§18.3	New Notes	116
§18.4	Participations	117
§18.5	Pledge by Lender	117
§18.6	No Assignment by Borrower	117
§18.7	Disclosure	118
§18.8	Titled Agents	118
§18.9	Amendments to Loan Documents	118

§19.	NOTICES	119

§20.	RELATIONSHIP	120

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE	120

§22.	HEADINGS	120

§23.	COUNTERPARTS	120

§24.	ENTIRE AGREEMENT, ETC.	121

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS	121

§26.	DEALINGS WITH BORROWER	121

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.	122

§28.	SEVERABILITY	123

§29.	TIME OF THE ESSENCE	123

§30.	NO UNWRITTEN AGREEMENTS	123

§31.	REPLACEMENT NOTES	123

§32.	NO THIRD PARTIES BENEFITED	123

§33.	PATRIOT ACT	124

§34.	[Intentionally Omitted.]	124

§35.	JOINT AND SEVERAL LIABILITY	124

v

§36.	ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF CREDIT PARTIES	124

§36.1	Reserved	124
§36.2	Waiver of Defenses	124
§36.3	Waiver	126
§36.4	Subordination	126
§36.5	Waiver of Rights Under Anti-Deficiency Rules	127
§36.6	Further Waivers	127

§37.	ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS	128

§38.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS	130

§39.	Not Co-Borrower	130

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF AMENDED AND RESTATED REVOLVING CREDIT NOTE

Exhibit B	RESERVED

Exhibit C	FORM OF JOINDER AGREEMENT

Exhibit D	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit E	RESERVED

Exhibit F	FORM OF BORROWING BASE AVAILABILITY CERTIFICATE

Exhibit G	FORM OF COMPLIANCE CERTIFICATE

Exhibit H	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit I	TAX COMPLIANCE CERTIFICATES

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20(d)	REQUIRED ENVIRONMENTAL ACTIONS

Schedule 6.21	SUBSIDIARIES

Schedule 6.22	EXCEPTIONS TO RENT ROLL

Schedule 6.23	PROPERTY

Schedule 6.25	MATERIAL LOAN AGREEMENTS

Schedule 8.14	GOLDMAN EQUITY INVESTMENT TERM SHEET

Schedule 9.4	INITIAL BORROWING BASE PROPERTIES

Schedule 19	NOTICE ADDRESSES

amended and restated CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is made as of the 30th day of October, 2020, by and among FOUR SPRINGS CAPITAL TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Borrower”), the Subsidiary Guarantors hereafter becoming a party hereto, FOUR SPRINGS CAPITAL TRUST, as REIT Guarantor, M&T BANK (“M&T”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18, M&T BANK, as administrative agent for the Lenders (the “Agent”), and M&T BANK, as Sole Lead Arranger and Syndication Agent.

R E C I T A L S

WHEREAS, Borrower, certain of the Lenders, and Agent are parties to the Existing Credit Agreement (as defined below), pursuant to which the lenders thereunder provided an up to $200,000,000 revolving loan facility to Borrower and each Subsidiary Guarantor from time to time, in accordance with the terms and conditions contained therein;

WHEREAS, pursuant to the transactions intended to be completed on or about the date of effectiveness of this Agreement and as further set forth in the Mezzanine Loan Agreement (as defined below) and the Mezzanine Intercreditor Agreement (as defined below), Borrower and certain of the Lenders have agreed to amend and restate the Existing Credit Agreement in its entirety; and

WHEREAS, as part of the foregoing transactions and as further set forth in the Resignation, Assignment of Rights, and Amendment and Restatement of Credit Agreement of even date, Citizens Bank, National Association (“Citizens”), the agent under the Existing Credit Agreement has resigned in its capacity as agent and as a lender under the Existing Credit Agreement and M&T Bank has been appointed as the Agent for the amended and restated revolving credit facility which is the subject of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Agent and the Lenders are willing to provide a revolving loan facility to Borrower, and each Subsidiary Guarantor from time to time and to amend and restate the Existing Credit Agreement as follows:

§1.          DEFINITIONS AND RULES OF INTERPRETATION.

§1.1       Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

Account Pledge Agreement. Each account pledge agreement executed by Borrower in favor of Agent, for the benefit of the Lenders, granting a lien on the deposit accounts of such Borrower maintained with Agent.

Additional Commitment Request Notice. See §2.12(a)

Additional Subsidiary Guarantor. Each additional Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to §5.5 subsequent to the date hereof.

Adjusted Net Operating Income. Net Operating Income from the Borrowing Base Properties for the immediately preceding fiscal quarter, annualized, net of (a) the Capital Reserve, and (b) the Property Management Fees. For the purposes of calculating Adjusted Net Operating Income for the Borrowing Base Properties not owned and operated by Borrower or a Subsidiary Guarantor for the full prior fiscal quarter most recently ended, the Adjusted Net Operating Income attributable to such Borrowing Base Properties shall be calculated by using the actual historical results for such Borrowing Base Properties for the full fiscal quarter most recently ended as if the Borrowing Base Properties had been owned by Borrower or a Subsidiary Guarantor during such period. Additionally, for Borrowing Base Properties that have been disposed of during the period of the prior fiscal quarter most recently ended, the Adjusted Net Operating Income attributable to such Borrowing Base Properties shall be excluded from the calculation of Adjusted Net Operating Income. Notwithstanding anything contained herein to the contrary, for purposes of calculating Senior Debt Yield and Total Debt Yield, (a) following the term Borrowing Base Properties as used in this definition (each time such term is used), the following provision shall be added: “or any other Real Estate owned, directly or indirectly, by any of the Consolidated Entities”; and (b) the phrase “Borrower or any Subsidiary Guarantor” shall be replaced with “any Consolidated Entity”.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote more than ten percent (10%) of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or Preferred Securities (or other ownership interest) representing more than twenty percent (20%) of the outstanding limited partnership interests, Preferred Securities or other ownership interests of such Person; provided as to the REIT Guarantor the term Affiliates shall only include Persons which otherwise meet the definition of an Affiliate and in which the REIT Guarantor owns a direct or indirect Equity Interest.

Agent. M&T Bank, acting as administrative agent for the Lenders, and its permitted successors and assigns.

Agent’s Head Office. The Agent’s head office located at One M&T Plaza, Buffalo, New York 14203 or at such other location as the Agent may designate from time to time by notice to Borrower and the Lenders.

Agent’s Special Counsel. Riemer & Braunstein LLP or such other counsel as selected by Agent.

Aggregate Borrowing Base Value. The sum of the Borrowing Base Property Value for all Borrowing Base Properties as of any date of determination.

Agreement. This Amended and Restated Credit Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. Collectively, that certain fee letter between Borrower and M&T dated as of the date hereof, and any other fee letter that may be executed after the Closing Date between Borrower and M&T in connection with the transactions contemplated hereby.

Allocable Principal Balance. See §37(b).

Alternate Base Rate. For any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) one-month LIBOR (which at no time shall be less than one percent (1.00%) per annum on the unhedged portion of the Loan) on such day plus 1.00% per annum. If the Agent shall have in good faith determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or one-month LIBOR for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or one-month LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or one-month LIBOR, respectively.

Anti-Corruption Laws. All laws, rules, and regulations of any jurisdiction applicable to REIT Guarantor or its Subsidiaries from time to time concerning or relating to bribery or corruption.

Anti-Money Laundering Laws. All Applicable Law related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

Applicable Contribution. See §37(d).

Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations, guidelines and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.

Applicable Margin. The Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below based on the Senior Leverage Ratio as set forth in the most recent Compliance Certificate pursuant to §7.4(c):

Pricing Level	Senior Leverage Ratio	LIBOR Rate Loans	Base Rate Loans
Pricing Level 1	Less than or equal to 50%	2.50%	1.50%
Pricing Level 2	Greater than 50% but less than or equal to 55%	2.75%	1.75%

The Applicable Margin shall not be adjusted based upon Senior Leverage Ratio, if at all, until the third (3rd) Business Day following receipt of any updated Compliance Certificate. In the event that Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for Revolving Credit Loans shall be at Pricing Level 2 commencing on the first (1st) Business Day following the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until such Compliance Certificate is delivered. The Applicable Rate in effect from the date hereof through the date of the next change in the Applicable Rate pursuant to the provisions hereof shall be determined based upon Pricing Level 2. The provisions of this definition shall be subject to §2.7(e).

Appraisal. An MAI appraisal of the value of a parcel of Real Estate, performed by an independent appraiser with experience appraising commercial properties, with any such Appraisal for a Borrowing Base Property or other Real Estate being performed by an independent appraiser selected by the Agent who is not an employee of the REIT Guarantor or any of its Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and approved by the Agent in its good faith business judgment.

Appraised Value. The “as-is” value of Real Estate determined by the most recent applicable Appraisal of such Real Estate obtained pursuant to this Agreement; as the same may have been reasonably adjusted by Agent contemporaneously with the date obtained based upon its reasonable internal review of such Appraisal which is based on criteria and factors then generally used and reasonably considered by Agent in determining the value of similar real estate properties in similar credit facilities, which review shall be conducted prior to acceptance of such Appraisal by Agent. The Appraised Value of a Borrowing Base Property will be the “go dark” value of such Real Estate as determined by the most recent Appraisal applicable to such Real Estate in the following instances: (a) in the event that the tenant vacates such Borrowing Base Property and is no longer paying rent, or (b) in the event the tenant vacates a Borrowing Base Property, continues to pay 100% of such tenant’s rent obligations, and it has been more than six months since such tenant has vacated its space.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, or (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Approved Leases. (a) Each of the Leases in effect on the Closing Date with respect to an Initial Borrowing Base Property, and (b) any Lease approved in connection with the addition of a Borrowing Base Property.

Arranger. M&T.

Assignment and Acceptance Agreement. See §18.1.

Assignment of Interest Rate Protection Agreement. Individually and collectively, the amended and restated assignments of Hedge Obligations from REIT Guarantor or Borrower to Agent and other Lenders, as applicable, now or hereafter delivered to secure the Obligations.

Assignment of Leases and Rents. Each of (a) the amended and restated assignments of leases and rents dated on the date hereof from a Subsidiary Guarantor to the Agent for the benefit of the Lenders with respect to the Initial Borrowing Base Properties, and (b) the assignments of leases and rents given after the Closing Date from Borrower or a Subsidiary Guarantor to the Agent for the benefit of the Lenders with respect to any Newly Acquired Borrowing Base Property, in each case to secure the Obligations, as may be modified or amended.

Authorized Officer. With respect to any Credit Party, the president, chief executive officer or other principal executive officer, the chief operating officer, the general counsel or secretary, the chief financial officer, or other principal financial officer, the treasurer or a vice president of such Credit Party (or if such Credit Party is managed by its member, the president of such member), and, in each case, such other Persons as REIT Guarantor shall designate in a written notice to Agent.

Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation. With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Balance Sheet Date. As of any date, the date of the most recent financial statements delivered pursuant to 7.4, as applicable.

Bankruptcy Code. Title 11, U.S.C., as amended from time to time or any successor statute thereto.

Base Rate. On any day, the greatest of (a) the fluctuating annual rate of interest announced from time to time by Agent at Agent’s Head Office as its “prime rate” in effect on such day, (b) one half of one percent (0.5%) above the Federal Funds Effective Rate in effect on such day, and (c) the then-current one month LIBOR (which at no time shall be less than one percent (1.00%) per annum on the unhedged portion of the Loan) plus 1.0% per annum. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

Benchmark Replacement. The sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Lender and Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the published LIBOR Rate for U.S. dollar-denominated syndicated credit facilities, and (b) the Benchmark Replacement Adjustment; provided that, (x) except to the extent provided in (y) below, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Note, and (y) it is intended that the Benchmark Replacement be the same rate as the “Floating Rate Option” (as specified in any swap confirmation under a Hedge) pursuant to any replacement of the Published LIBOR Rate that becomes effective under any Hedge (e.g., if the published LIBOR Rate replacement is effectuated by adoption of an ISDA protocol by Borrower and Lender). Notwithstanding the foregoing, for purposes of this Agreement, the Benchmark Replacement shall at no time be less than (x) zero percent (0.00%) per annum for any portion of the Loans which are the subject of outstanding Hedge Obligations and (y) one percent (1.00%) per annum for any other portion of the Loans.

Benchmark Replacement Adjustment. With respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent giving due consideration to: (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

Benchmark Replacement Conforming Changes. With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).

Benchmark Replacement Date. The earlier to occur of the following events with respect to LIBOR:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

Benchmark Transition Event. The occurrence of one or more of the following events with respect to LIBOR:

(1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of the LIBOR Rate has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR in effect announcing that LIBOR is no longer representative.

Benchmark Transition Start Date. (a) In the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 180th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 180 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Required Lenders, as applicable, by notice to the Borrower, the Agent (in the case of such notice by the Required Lenders) and the Lenders.

Benchmark Unavailability Period. If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 4.6(b) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 4.6.

Beneficial Ownership Certification. A certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

Beneficial Ownership Regulation. 31 C.F.R. §1010.230.

Borrower. Four Springs Capital Trust Operating Partnership, L.P., a Delaware limited partnership.

Borrowing Base. The Borrowing Base Properties from time to time included as Collateral for the Obligations.

Borrowing Base Availability. As of any time of determination, the lesser of (i) the maximum principal amount which would not cause outstanding Loans to be greater than or equal to fifty-five percent (55.0%) of the Aggregate Borrowing Base Value and (ii) the maximum principal amount which would not cause the ratio of (i) the Adjusted Net Operating Income divided by (ii) the Implied Debt Service to be less than or equal to 1.50 to 1.00.

Borrowing Base Property or Borrowing Base Properties. The Eligible Real Estate owned by Borrower or any of the Subsidiary Guarantors which is security for the Obligations pursuant to the Mortgages.

Borrowing Base Leverage Ratio. The Consolidated Borrowing Base Debt of the Borrower and its Subsidiaries divided by the Aggregate Borrowing Base Value.

Borrowing Base Property Value. (1) For each Newly Acquired Borrowing Base Properties, the lesser of (a) Appraised Value for such Newly Acquired Borrowing Base Property as contained within an Appraisal, or (b) the acquisition cost of such Newly Acquired Borrowing Base Property; and (2) for all Initial Borrowing Base Properties, Borrowing Base Property Value shall mean the Appraised Value of the same as set forth in the applicable Appraisals.

Breakage Costs. The commercially reasonable and documented cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred during such Interest Period) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which Borrower has elected a LIBOR Rate Loan.

Building. With respect to each Borrowing Base Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Lease Obligations. With respect to the Consolidated Entities for any period, the obligations of Borrower or any Subsidiary to pay rent or other amounts under any Capitalized Lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of the Consolidated Entities under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP, all as determined based on the Borrower’s Percentage of each Subsidiary or Affiliate.

Capital Reserve. For any period and with respect to any of the Borrowing Base Properties, an amount equal to $0.10 per annum multiplied by the weighted average total square footage of the Buildings in Real Estate that was a Borrowing Base Property during such period.

Capitalized Lease. A lease (other than an operating lease) under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Cash Equivalents. As of any date, (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (b) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (i) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (ii) capital and surplus in excess of $100,000,000; (c) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred eighty (180) days from such date, (d) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody’s, and (e) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000.

CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.

Change in Law. The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a)            During any twelve month period on or after the date of this Agreement, individuals who at the beginning of such period constituted the Board of Directors or Trustees of the REIT Guarantor (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the REIT Guarantor was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the REIT Guarantor then in office;

(b)            Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT Guarantor equal to at least forty percent (40%) who did not hold such beneficial ownership as of the date of this Agreement;

(c)            REIT Guarantor shall fail to own at least seventy-five percent (75%) of the limited partner Equity Interests of Borrower and own and control the general partner of Borrower, in each instance free of any Lien, or shall fail to control management and policies of Borrower;

(d)            Borrower or Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4);

(e)            Borrower fails to own directly or indirectly, free of any Lien, one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor;

(f)            The failure of two (2) out of three (3) of William Dioguardi, Coby Johnson and/or John E. Warch to hold the titles of Chairman and CEO, President and/or CFO of the REIT Guarantor, unless replacement officers reasonably acceptable to the Agent and the Required Lenders have been appointed within ninety (90) days of such occurrence; or

(g)            Only if and to the extent consented to by the Agent and the Lenders in accordance with the terms of the Mezzanine Intercreditor Agreement, upon acceleration of the Mezzanine Loan, Mezzanine Lender shall have acquired any then-present (as distinguished from contingent) voting and/or beneficial interest in Borrower (for example and for the sake of clarity, the mere pledge of the REIT Guarantor’s Equity Interest in the Borrower shall not constitute a “present voting and/or beneficial interest in Borrower”).

Closing Date. The date agreed to by the parties hereto on which all of the conditions set forth in §10 and §11 have been satisfied.

Code. The Internal Revenue Code of 1986, as amended from time to time, any successor statute and the rules, regulations and published interpretations thereof.

Collateral. All of the property, rights and interests of Borrower and Subsidiary Guarantors which are subject to the security interests, security title, liens and mortgages created by the Security Documents, including, without limitation, the Borrowing Base Properties.

Commitment. As to each Lender, the amount set forth on Schedule 1.1 hereto as such Lender’s commitment to fund the Loans from time to time to Borrower in accordance with the terms of this Agreement, as the same may be changed from time to time in accordance with the terms of this Agreement.

Commitment Increase. An increase in the Total Commitment to not more than $150,000,000 after giving effect to any such increase pursuant to §2.12.

Commitment Increase Date. See §2.12(a).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate. See §7.4(c).

Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to Credit Party by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same and/or to maximize the total amount of the same.

Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated Borrowing Base Debt. The sum (without duplication) of Consolidated Total Debt relating solely to the Borrowing Base Properties which are subject to Mortgages under/securing the Loans (e.g., excluding Indebtedness under the Mezzanine Loan Documents).

Consolidated Depreciation and Amortization Expense. For any period, all depreciation and amortization expenses of the Consolidated Entities, all as determined for the Consolidated Entities on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. For each fiscal quarter annualized, the Consolidated Entities’ Net Income for such period, plus (i) the sum of the amounts for such period included in determining such Net Income of (A) Consolidated Interest Expense, PIK Payments and amortization expense for financing costs, (B) Consolidated Income Tax Expense, (C) Consolidated Depreciation and Amortization Expense, (D) losses and expenses that are properly classified under GAAP as extraordinary and other non-recurring non-cash losses and expenses, including with respect to the sale or other disposition of assets or debt restructurings, (E) the portion of payments received pursuant to leases classified as financing leases that is characterized as a principal payment by GAAP, and (F) other Non-Recurring and Non-Cash Expenses, less gains on sales of assets and gains that are properly classified under GAAP as extraordinary and other nonrecurring non-cash gains, all as determined based on the Borrower’s Equity Percentage of each Subsidiary or Affiliate. Consolidated EBITDA shall include 1031 acquisition revenues on a pro rata basis as recognized by the REIT Guarantor, and gain on sales, so long as each shall not exceed 10% of total EBITDA for any period.

Consolidated Entities. The REIT Guarantor and its Subsidiaries.

Consolidated Fixed Charges. For each fiscal quarter, annualized, as determined on a consolidated basis and in accordance with GAAP, based on the Borrower’s Equity Percentage of each Subsidiary or Affiliate, without duplication, means, the aggregate of (i) Consolidated Interest Expense, but excluding PIK Payments on or relating to the Mezzanine Loan, and (ii) scheduled principal payments on all Indebtedness due during the three months preceding the measurement date (other than (a) balloon payments of principal due upon the stated maturity of any Indebtedness of the Consolidated Entities, and (b) prepayments of the Loans).

Consolidated Income Tax Expense. For any period, the aggregate amount of taxes based on income or profits for such period with respect to the operations of the REIT Guarantor and its Subsidiaries and Affiliates (including, without limitation, all corporate franchise, capital stock, net worth and value added taxes assessed by state and local governments, but excluding sales taxes, determined in accordance with GAAP on a consolidated basis (to the extent such income and profits were included in computing Net Income), all as determined based on the Borrower’s Equity Percentage of each Subsidiary or Affiliate.

Consolidated Interest Expense. For any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capitalized Leases) for the Consolidated Entities (as determined based on the Borrower’s Equity Percentage of each Subsidiary or Affiliate) with respect to all outstanding Indebtedness of the Consolidated Entities (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt but excluding amortization of financing costs), but excluding PIK Payments on or relating to the Mezzanine Loan.

Consolidated Senior Debt. The sum (without duplication) of all Consolidated Total Debt (excluding Indebtedness under the Mezzanine Loan Documents, but including all other Indebtedness of the Consolidated Entities), all as determined based on the Borrower’s Equity Percentage of each Subsidiary or Affiliate.

Consolidated Tangible Net Worth. As of any date of determination, for Consolidated Entities, an amount equal to (a) the Total Asset Value less (b) the Consolidated Total Debt.

Consolidated Total Debt. The sum (without duplication) of all Indebtedness of the Consolidated Entities, all as determined based on the Borrower’s Equity Percentage of each Subsidiary or Affiliate.

Construction in Progress. Real Estate as to which construction of the associated or contemplated improvements has commenced (either new construction or substantial renovation) but has not yet been completed such that a certificate of occupancy (or the local equivalent) for a substantial portion of the intended improvements has not yet been issued or, for any completed project, until one hundred eighty (180) days after completion.

Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Conversion/Continuation Request. A notice given by Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Credit Party(ies). Individually and collectively, Borrower, the REIT Guarantor and each Subsidiary Guarantor.

Debtor Relief Laws. The Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default. See §12.1.

Default Rate. See §4.12.

Defaulting Lender. Any Lender that: (a) has failed to: (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and REIT Guarantor in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due; (b) has notified REIT Guarantor or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after written request by Agent or REIT Guarantor, to confirm in writing to Agent and REIT Guarantor that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and REIT Guarantor); or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §14.16) as of the date established therefor by Agent in a written notice of such determination, which shall be delivered by Agent to REIT Guarantor and each other Lender promptly following such determination.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement applicable to such Derivatives Contract(s), (a) for any date on or after the date such Derivatives Contracts have been closed out or terminated and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market quotations or other valuations provided by any recognized dealer in, or the counterparty to, such Derivatives Contract(s) (which, in either case, may include Agent or any Lender).

Designated Jurisdiction. At any time, a country, territory or region which is, or whose government is, the subject or target of country-wide or territory-wide Sanctions (currently, Cuba, Iran, Syria, North Korea, and the Crimea region of Ukraine).

Disqualifying Environmental Event. Any release or threatened release of Hazardous Substances in violation of Environmental Laws, any violation of Environmental Law or any claim under any Environmental Laws with respect to any Borrowing Base Property that could reasonably be expected to cost, with respect to any single event, in excess of $500,000 to fully address to Agent's reasonable satisfaction or, which, with respect to all of the Borrowing Base Properties taken as an entirety, could reasonably be expected to cost, in the aggregate (taking into account all such events), in excess of the greater of (x) $1,000,000 and (y) 7.5% of the then-current Aggregate Borrowing Base Value, to fully address to Agent's reasonable satisfaction.

Disqualifying Structural Event. Any actual structural defect (ordinary wear and tear and reasonably anticipated replacements excepted) with respect to any Borrowing Base Property which, with respect to any single Borrowing Base Property, could reasonably be expected to cost in excess of $500,000 to fully repair to Agent's reasonable satisfaction or, which, with respect to all of the Borrowing Base Properties, could reasonably be expected to cost, in the aggregate (taking into account all such events), in excess of the greater of (x) $1,000,000 and (y) 9.0% of the then-current Aggregate Borrowing Base Value, to fully repair to Agent's reasonable satisfaction.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of any Credit Party (including any Preferred Securities), now or hereafter outstanding, except a dividend or other distribution payable solely in Equity Interests to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of a Credit Party now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of a Credit Party now or hereafter outstanding.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Revolving Credit Maturity Date, is converted in accordance with §4.1.

DST Entities. Each Delaware statutory trust in which the REIT Guarantor owns, directly or indirectly, an Equity Interest for the purpose of accommodating 1031 transactions.

Early Opt-in Election. The occurrence of:

(1)            (a) a determination by the Agent or (b) a notification by the Required Lenders to the Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 4.6 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2)            (a) the election by the Agent or (b) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Agent.

EEA Financial Institution. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority. Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Assignee. (a) A Lender; (b) an Affiliate of a Lender; (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) Borrower or any of the Borrower’s or the REIT Guarantor’s Affiliates or Subsidiaries, or (ii) unless an Event of Default shall be in existence, any Person reasonably deemed by Borrower to be a competitor of any of the Credit Parties by providing written notice thereof to the Agent.

Eligible Real Estate. Real Estate:

(a)            which is owned in fee, with such easements, rights-of-way, and other similar appurtenances required for the operation of the fee property, by Borrower or a Subsidiary Guarantor, and;

(b)            which is leased to and occupied by an acceptable tenant under a double or triple net lease with no less than 7 years remaining on the lease, located within the fifty (50) States of the continental United States or the District of Columbia, except for Initial Borrowing Base Properties;

(c)            as to which all of the representations set forth in §6 of this Agreement concerning Borrowing Base Property are true and correct in all material respects;

(d)            which is not the subject of a Disqualifying Environmental Event or Disqualifying Structural Event and which is free of all title defects or other adverse matters which would materially impact the property's value or cash flow;

(e)            as to which neither the Real Estate nor REIT Guarantor’s Equity Interests in Borrower or any Subsidiary Guarantor is subject to a Lien or negative pledge other than Permitted Liens; and

(f)            as to which the Agent has received and approved (in its reasonable discretion) all Eligible Real Estate Qualification Documents, or will receive and approve (in its reasonable discretion) them prior to inclusion of such Real Estate as a Borrowing Base Property.

Eligible Real Estate Qualification Documents. See Schedule 1.2 attached hereto.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer. Such firm or firms of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. As defined in the Indemnity Agreements.

Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Percentage. The aggregate direct or indirect ownership percentage of the Borrower in its Subsidiaries and Affiliates, without duplication.

Equity Subscription Period. See §12.1(c).

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person that is subject to ERISA and is treated as a single employer with Borrower or its Subsidiaries under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

EU Bail-In Legislation Schedule. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Events of Default. See §12.1.

Exchange Act. The Securities Exchange Act of 1934.

Excluded Hedge Obligation. With respect to any Guarantor, any Hedge Obligation, if, the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by Borrower under §4.15 as a result of costs sought to be reimbursed pursuant to §4.4 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.4(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Existing Credit Agreement. That certain Credit Agreement dated as of October 23, 2018 by and among Borrower and Citizens, as agent, and certain other lenders, as amended by that certain Joinder and First Amendment to Credit Agreement dated as of February 19, 2019 and that certain Second Amendment to Credit Agreement dated as of June 24, 2019.

Existing Notes. Those certain Promissory Notes executed by Borrower in favor of the lenders under the Existing Credit Agreement.

Extended Maturity Date. October 30, 2023.

Event of Default. See §12.1.

FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any Legal Requirement or official practice adopted pursuant to any such intergovernmental agreement.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.” Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

Federal Reserve Bank of New York’s Website. The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

Fixed Charge Ratio. For the applicable fiscal quarter, the ratio of (a) Consolidated EBITDA, divided by (b) Consolidated Fixed Charges.

Foreign Lender. If Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funds from Operations. With respect to the Consolidated Entities including Guarantor and its Subsidiaries and Affiliates (without duplication) for any period, (a) net revenue determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring, mark-to-market adjustments on interest rate swaps, and sales of Specified Assets, during such period, plus (c) depreciation with respect to such Person's real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, plus (d) the portion of payments received pursuant to leases classified as financing leases that is characterized as a principal payment by GAAP, plus (e) all Non-Recurring and Non-Cash Expenses, plus (f) the remaining unamortized portion of all prior facility fees under the Existing Credit Agreement, plus (g) all breakage/termination fees and expenses relating to the termination of the outstanding Hedge(s) with Citizens or one or more of its Affiliates relating to the Existing Credit Agreement, plus (h) PIK Payments to the extent such PIK Payments were included when calculating net revenue, ((a)-(h)) as determined based on the Borrower’s Equity Percentage of each Subsidiary or Affiliate; provided further that when calculating Funds from Operations (other than in connection with the determination of the Borrowing Base Availability), the Consolidated Entities shall be entitled to include net revenue and correlating Indebtedness from real estate assets owned for less than a full quarter as if such real estate had been owned for the entire quarter.

GAAP. Principles that are (a) consistent with the accounting principles generally accepted in the United States of America as promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

Goldman Closing Period. See §12.1(c).

Goldman Preferred Equity Investment. See §8.14.

Governmental Authority. The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor(s). REIT Guarantor and each Subsidiary Guarantor.

Guaranty. The amended and restated guaranty of the REIT Guarantor and the Subsidiary Guarantors dated the date hereof in favor of the Agent and the Lenders of the Obligations of Borrower hereunder, as the same may be modified or amended.

Hazardous Substances. As defined in the Indemnity Agreement(s).

Hedge. Any interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified.

Hedge Obligations. All obligations of Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to Hedge. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.

Implied Debt Service. On any date of determination an amount equal to the annual debt service payment on a hypothetical loan in an amount equal to the then aggregate outstanding principal amount of the Loans with interest accruing at an interest rate based on the greatest of (a) the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus two and three-quarters of one percent (2.75%), (b) the actual interest rate under this Agreement as of the last day of the most recent calendar quarter (calculated as weighted average to the extent multiple interest rates are in effect on such date), or (c) a fixed rate of seven percent (7.00%) per annum, and principal amortizing on a mortgage-style principal amortization with monthly payments over a thirty (30) year period.

Increase Notice. See §2.12(a).

Indebtedness. Without duplication, means, as of any date of determination, for Borrower, the Guarantor and their respective Subsidiaries, all indebtedness outstanding on such date, in each case whether Recourse Indebtedness or Non-Recourse Indebtedness, secured or unsecured, (including, without limitation, the Mezzanine Loan and the TEN31 Bridge Financing); provided, however, that undrawn availability under this Agreement on such date shall not be included in calculating Indebtedness, and provided, further, that (without double-counting), each of the following shall be included in Indebtedness: (a) all amounts of guarantees, indemnities for borrowed money, stop-loss agreements and the like provided by Borrower, the Guarantors and their respective Subsidiaries, in each case in connection with and guarantying repayment of amounts outstanding under any other Indebtedness (excluding traditional carve-outs relating to non-recourse debt obligations); (b) all amounts available to be drawn under an undrawn letter of credit has been issued for the account of Borrower, the Guarantors or any of their respective Subsidiaries; (c) all available or unutilized amounts of bonds posted by Borrower, the Guarantors or any of their respective Subsidiaries guaranteeing performance or payment obligations (excluding traditional carve-outs relating to non-recourse debt obligations); (d) all Capital Lease Obligations and (e) all liabilities of Borrower, the Guarantors or any of their respective Subsidiaries as partners, members or the like for liabilities (other than liabilities that are non-recourse obligations of the applicable partnership or other Person) of partnerships or other Persons in which any of them have an equity interest, which liabilities are for borrowed money or any of the matters listed in clauses (a), (b), (c) or (d) above. Without limitation of the foregoing (without double counting), with respect to any non-Wholly-Owned Subsidiary, (x) to the extent that a Subsidiary or such non-Wholly-Owned Subsidiary is providing a completion guaranty in connection with a construction loan entered into by a non-Wholly-Owned Subsidiary, total Indebtedness shall include such Subsidiary’s pro rata liability under the Indebtedness relating to such completion guaranty (or, if greater, Borrower’s, the Guarantors’ or such Subsidiary’s potential liability under such completion guaranty) and (y) in connection with the liabilities described in clauses (a) and (d) above (other than completion guarantees, which are referred to in clause (x)), the total Indebtedness shall include the portion of the liabilities of such non-Wholly-Owned Subsidiary which are attributable to Borrower’s, the Guarantors’ or such Subsidiary’s percentage equity interest in such non-Wholly-Owned Subsidiary or such greater amount of such liabilities for which Borrower, the Guarantors or their respective Subsidiaries are, or have agreed to be, liable by way of guaranty, indemnity for borrowed money, stop-loss agreement or the like, it being agreed that, in any case, Indebtedness of a non-Wholly-Owned Subsidiary shall not be excluded from Total Indebtedness by virtue of the liability of such non-Wholly-Owned Subsidiary being non-recourse. For purposes hereof, the amount of borrowed money shall equal the sum of (1) the amount of borrowed money as determined in accordance with GAAP plus (2) the amount of those contingent liabilities for borrowed money set forth in subsections (a) through (e) above, but shall exclude any adjustment for so called “straight line” interest accounting.

Any operating lease asset or liability required by FASB AC, GAAP or otherwise to be recognized as an obligation or indebtedness on any Person’s balance sheet shall not be deemed to constitute “Indebtedness” for any purpose under this Agreement.

Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Indemnity Agreements. The Amended and Restated Environmental Indemnity Agreement dated the date hereof regarding Hazardous Substances made by Borrower and each Guarantor in favor of the Agent and the Lenders, as the same may be modified or amended.

Initial Borrowing Base Properties. See Schedule 9.4.

Initial Maturity Date. October 30, 2022.

Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same and/or to maximize the total amount of the same.

Interest Payment Date. As to each Loan, the first day of each calendar month, beginning with an initial Interest Payment Date of December 1, 2020.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, or three, months thereafter and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;

(ii)            if Borrower shall fail to give notice as provided in §4.1, Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan for an interest period of one month on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii)            any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month at the end of such Interest Period; and

(iv)            no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Revolving Credit Maturity Date, as applicable.

Interpolated Screen Rate. At any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR for the longest period for which the LIBOR is available that is shorter than the requested Interest Period; and (b) the LIBOR for the shortest period for which that LIBOR is available that exceeds the requested Interest Period, in each case, at such time.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

IPO Event. The registration, listing and issuance by the REIT Guarantor of publicly-traded common equity with gross proceeds in an amount not less than $75,000,000.

Joinder Agreement. The Joinder Agreement with respect to this Agreement, the Notes (or the Guaranty) and Indemnity Agreement to be executed and delivered pursuant to §5.5 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit C hereto.

Land Assets. Real Estate constituting raw or undeveloped land as to which construction of contemplated improvements has not commenced.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate owned, directly or indirectly, by REIT Guarantor or its Subsidiaries.

Legal Requirements. All applicable federal, state, county and local laws, rules, regulations, codes and ordinances, and the requirements in each case of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Lenders. M&T, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18); and collectively, the Revolving Credit Lenders. Except as otherwise expressly provided herein, the term “Lender” shall exclude any Lender (or its Affiliates) in its capacity as a Lender Hedge Provider.

LIBOR. (a) With respect to each day during each Interest Period pertaining to an applicable LIBOR Rate Loan in Dollars, the rate per annum determined by the Agent to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Agent from time to time) at or about 11:00 a.m. (London time), two LIBOR Business Days prior to the commencement of such Interest Period; or

(b)            for any interest calculation with respect to an Base Rate Loan on any day, the rate per annum determined by the Agent to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars with a term of one (1) month commencing such day which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Agent from time to time), at or about 11:00 am (London time) on such day;

provided that if such rate is not available at such time for any reason, then “LIBOR” with respect to such Loan for such period shall be the Interpolated Screen Rate, where applicable. Each calculation by the Agent of LIBOR hereunder shall be conclusive and binding on the parties hereto for all purposes, absent clearly manifest error. Notwithstanding the foregoing, for purposes of this Agreement, LIBOR shall at no time be less than (x) zero percent (0.00%) per annum for any portion of the Loans which are the subject of outstanding Hedge Obligations and (y) one percent (1.00%) per annum for any other Loans.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. Loans bearing interest calculated by reference to LIBOR.

Lien. See §8.2.

Liquidity. At any time of determination, the aggregate of (a) any unfunded Borrowing Base Availability plus (b) any Unrestricted Cash and Cash Equivalents of the REIT Guarantor or any of its Subsidiaries.

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans)), as the case may be, to be made by the Lenders hereunder. All Loans shall be made in Dollars.

Loan Documents. This Agreement, the Notes, the Security Documents, the Assignment of Interest Rate Protection Agreement, the Mezzanine Intercreditor Agreement and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of Borrower or Subsidiary Guarantor or Guarantor in connection with the Loans and intended to constitute a Loan Document.

Loan Request. See §2.7.

Magnetar. Magnetar Financial LLC, a limited liability company formed under the laws of the State of Delaware.

Magnetar Funds. Any of Magnetar, any of its Affiliates and any funds or partnerships managed or advised by Magnetar or any of its Affiliates.

Major Lease. Each Lease in a Borrowing Base Property.

Major Tenant. Each tenant under a Major Lease.

Management Agreements. Written property management agreements providing for the management of the Borrowing Base Properties or any of them.

Material Acquisition. The acquisition of Real Estate pursuant to one transaction or a series of related transactions occurring substantially contemporaneously that is greater than or equal to 10% of Total Asset Value.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of REIT Guarantor and its Subsidiaries considered as a whole; (b) the ability of Borrower or Guarantors to perform any of its material obligations under the Loan Documents; (c) compliance of the Borrowing Base Property with any Requirements, which causes a material adverse effect on the business, properties, assets, condition (financial or otherwise), or results of operations of REIT Guarantor and its Subsidiaries considered as a whole; (d) the value or condition of the Borrowing Base Property which causes a material adverse effect on the business, properties, assets, condition (financial or otherwise), prospects or results of operations of REIT Guarantor and its Subsidiaries considered as a whole; (e) the validity or enforceability of any of the Loan Documents or (f) the rights or remedies of Agent or the Lenders thereunder.

Mezzanine Intercreditor Agreement. The Subordination and Intercreditor Agreement dated as of the date hereof by and between the Agent and the Mezzanine Lender, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time.

Mezzanine Lender. Magnetar and/or any Magnetar Funds.

Mezzanine Loan. The up to $100,000,000.00 (for the sake of clarity, exclusive of PIK Payments) subordinated loan from Mezzanine Lender to REIT Guarantor, subject to the terms of the Mezzanine Intercreditor Agreement.

Mezzanine Loan Agreement. That certain Loan Agreement dated as of the date hereof by and among REIT Guarantor, as borrower, and the Mezzanine Lender, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time.

Mezzanine Loan Documents. The Mezzanine Loan Agreement and the other “Loan Documents”, as defined therein.

Mezzanine Loan Interest Payments. Interest payments due and payable under the Mezzanine Loan Agreement.

Minimum Liquidity Requirement. See §9.7.

Moody’s. Moody’s Investor Service, Inc.

Mortgages. Each of (a) the amended and restated mortgages, deeds to secure debt and deeds of trust dated on the date hereof from a Subsidiary Guarantor to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders) with respect to the Initial Borrowing Base Properties, and (b) the mortgages, deeds to secure debt and/or deeds of trust given after the Closing Date from Borrower or a Subsidiary Guarantor to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders) with respect to any Newly Acquired Borrowing Base Property, in each case to secure the Obligations, as may be modified or amended.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate.

Net Income. For any period, the net income (or loss) of the Consolidated Entities attributable to all Leases, on a consolidated basis, for such period taken as a single accounting period determined in conformity with GAAP (before minority interest and excluding the adjustment of rent to straight-line rent), calculated without regard to gains or losses on early retirement of debt or debt restructuring, debt modification charges, and prepayment premiums.

Net Operating Income. With respect to any Real Estate owned by any Consolidated Entity for any period, “property rental and other income” (after adjusting for straight-lining of rents and excluding the rents from any tenant under a lease with respect to which a monetary default exists for any period exceeding four consecutive months) attributable to such real estate asset accruing for such period minus the amount of all expenses incurred and unreimbursed by any other Person in connection with and directly attributable to the ownership and operation of such real estate asset for such period, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs plus acquisition costs for consummated acquisitions. As used herein, “other income” as described above includes any portion of payments received pursuant to a lease that would be characterized by GAAP as interest income or principal payments under the terms of a lease classified as a financing lease.

Net Rentable Area. With respect to any Real Estate, the net rentable square footage as determined in accordance with the Appraisal.

Newly Acquired Borrowing Base Property. Any Borrowing Base Property which is not one of the Initial Borrowing Base Properties.

Non-Recurring and Non-Cash Expenses. With respect to any Person, such Person’s: (i) non-cash equity compensation expenses; (ii) reasonable fees and expenses related to this Agreement; (iii) reasonable costs, fees and expenses related to acquisitions, including opening balance sheet audit and valuations; (iv) reasonable one-time fees, charges and expenses related to an initial public offering of the REIT; (v) reasonable back audit expenses; (vi) costs associated with recruiting new officers or senior managers; (vii) non-cash impairment charges related to goodwill, intangible assets and long-lived assets required to be recognized under GAAP, (viii) costs and expenses reimbursed by a tenant, and (ix) other cash items and expenses approved in the reasonable discretion of the Agent.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any industry standard exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or physical waste at the Real Estate securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), or (iv) are the result of any unpaid real estate taxes and assessments if sufficient cash flow from the Real Estate exists (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

Non-Recourse Indebtedness. Indebtedness of REIT Guarantor, Borrower, their respective Subsidiaries, or an Unconsolidated Affiliate of any such Person, which is secured by one or more parcels of Real Estate (other than a Borrowing Base Property) or interests therein or equipment and which is not a general obligation of REIT Guarantor, Borrower or such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, or equipment securing such Indebtedness or to the direct owner of such real estate, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of the Person obligated thereon for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, Borrower’s reasonable estimate of the amount of any Non-Recourse Exclusions which are the subject of a claim and action shall not be included in the Non-Recourse Indebtedness but shall constitute Recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Guarantor or Borrower that is not a Subsidiary Guarantor or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of Borrower and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is Borrower thereunder).

Notes. Collectively, the Revolving Credit Notes.

Notice. See §19.

Obligations. The term "Obligations" shall mean and include:

A.            The payment of the principal sum, interest at variable rates, charges and indebtedness evidenced by the Notes including any extensions, renewals, replacements, increases, modifications and amendments thereof, given by Borrower to the order of the respective Lenders;

B.            Any Hedge Obligations to any Lender Hedge Provider, provided, however, that under no circumstances shall any of the Hedge Obligations to any Lender Hedge Provider secured or guaranteed by any Loan Document as to a surety or guarantor thereof include any obligation that constitutes Excluded Hedge Obligations of such Person;

C.            The payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by Borrower under and pursuant to this Credit Agreement or the other Loan Documents;

D.            Subject to Article 16, the payment of all costs, expenses, legal fees and liabilities incurred by Agent and the Lenders in connection with the enforcement of any of Agent's or any Lender's rights or remedies under this Credit Agreement or the other Loan Documents, or any other instrument, agreement or document which evidences or secures any other obligations or collateral therefor, whether now in effect or hereafter executed; and

E.            The payment, performance, discharge and satisfaction of all other liabilities and obligations of Borrower to Agent or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Credit Agreement or any other Loan Document or executed in connection with the transactions contemplated by this Credit Agreement or any other Loan Document; provided however that notwithstanding anything to the contrary set forth in the definition of Obligations, with respect to any indemnification, contingent or other similar obligations, such matters shall be considered “Obligations” only to the extent a reasonable good faith claim has been made on such indemnification, contingent or similar obligation on or before the date that all other Obligations are satisfied in full.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Other Charges. All ground rents, common area maintenance charges, impositions (other than Taxes) and similar charges (including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Borrowing Base Property), now or hereafter assessed or imposed against the Borrowing Base Property, or any part thereof, together with any penalties thereon.

Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Lenders. See §4.15.

Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.15 as a result of costs sought to be reimbursed pursuant to §4.4).

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Overnight Rate. For any day, the Federal Funds Effective Rate.

Participant Register. See §18.4.

Partnership Agreement. The Amended and Restated Agreement of Limited Partnership of Borrower dated February 13, 2019, as amended.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Permitted Mezzanine Lien. Pledge of the Equity Interests of the Borrower for the benefit of the Mezzanine Lender to secure Permitted Mezzanine Obligations, so long as they are subject to the Mezzanine Intercreditor Agreement.

Permitted Mezzanine Obligations. Indebtedness to the Mezzanine Lender under the Mezzanine Loan Documents in an aggregate principal amount not to exceed $100,000,000 (exclusive of the PIK Payment component thereof).

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other legal entity, and any government or any governmental agency or political subdivision thereof.

PIK Payments. Accrued interest payments in the form of an increase in the principal amount of Indebtedness evidenced by the Mezzanine Loan Agreement in accordance with the terms of the Mezzanine Loan Agreement and as subordinated pursuant to the terms of the Mezzanine Intercreditor Agreement.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Potential Collateral. Any property of Borrower or a Subsidiary Guarantor which is not at the time included in the Collateral and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the completion and delivery of Eligible Real Estate Qualification Documents.

Preferred Securities. With respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Property Management Fees. With respect to each Borrowing Base Property asset for any period, an assumed amount equal to the greater of (i) two percent (2%) per annum of the aggregate base rent and percentage rent due and payable under leases with tenants at such Real Estate, and (ii) actual management fees, excluding amounts that can be reclassified as Regional, Executive Management, or General & Administrative expenses.

Quotation Date. With respect to any Interest Period, means, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as reasonably determined by the Agent; provided that to the extent such market practice is not administratively feasible for the Agent, then Quotation Date means such other day as otherwise reasonably determined by the Agent).

Real Estate. All real property at any time owned or leased (as lessor or sublessor) by REIT Guarantor or any of its respective Subsidiaries and Affiliates, including, without limitation, the Borrowing Base Properties and any real property owned by DST Entities.

Recipient. The Agent and any Lender.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) of a Person other than Non-Recourse Indebtedness.

Register. See §18.2.

REIT Guarantor. Four Springs Capital Trust, a Maryland real estate investment trust.

Release. See §6.20(c)(iii).

Relevant Governmental Body. The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

Rent Roll. A report prepared by Borrower showing for each Borrowing Base Property owned or leased by Borrower or a Subsidiary Guarantor, its occupancy, tenants, lease expiration dates, lease rent and other information in substantially the form presented to Agent on or prior to the date hereof.

Replacement Equity Investment. An investment in REIT Guarantor which meets the Replacement Equity Investment Criteria and has been approved by the Lenders in their sole but reasonable discretion.

Replacement Equity Investment Criteria. A Preferred Securities investment in REIT Guarantor which (1) has the same or substantially the same terms as set forth on the Goldman Equity Investment Term Sheet attached as Schedule 8.14, (2) is provided by a qualified equity investor approved by the Lenders in their sole but reasonable discretion, which (x) demonstrates the financial strength and institutional ability to provide a term sheet within the Equity Subscription Period and (y) evidences the ability to complete the Replacement Equity Investment within the timeframe set forth in §12.1(c), (3) will provide an initial equity investment of at least $50,000,000.00 and (4) will not require any amendment to the terms of the Loan Documents or the Mezzanine Loan Documents.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than fifty one percent (51%) of the Total Commitment; provided that in determining said percentage at any given time, all then-existing Defaulting Lenders will be disregarded and excluded, and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders, and provided further that at all times when two or more Lenders are party to this Agreement, then Required Lenders shall mean at least two (2) unaffiliated Lenders that are non-Defaulting Lenders (or if there shall not be two (2) non-Defaulting Lenders, then such fewer number of Lenders as are non-Defaulting Lenders.

Reserve Percentage. For any Interest Period, that percentage which is specified two (2) LIBOR Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans to Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Exposure. From time to time, the aggregate Revolving Credit Loans.

Revolving Credit Lender. Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $100,000,000 (subject to increase as provided in §2.12 or decrease pursuant to § 2.5) to be made by the Revolving Credit Lenders (or other lenders hereunder as more particularly described under §2.12).

Revolving Credit Maturity Date. The Initial Maturity Date, as such date may be extended as provided in §2.13 to the Extended Maturity Date, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Notes. See §2.3.

Sanctioned Person. Any Person that is (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, or the European Union, (b) any Person located, operating, organized or resident in a Designated Jurisdiction, (c) an agency of the government of a Designated Jurisdiction, or (d) any Person owned or controlled by any Person or agency described in any of the preceding clauses (a) through (c).

Sanction(s). Any economic or trade sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, in each case, solely to the extent applicable to REIT Guarantor or any of its Subsidiaries.

SEC. The federal Securities and Exchange Commission.

Security Documents. Collectively, the Joinder Agreements, the Mortgages, the Assignments of Leases and Rents, the Indemnity Agreements, the Account Pledge Agreement, UCC-1 financing statements and any further collateral security agreements or assignments to the Agent for the benefit of the Lenders.

Senior Debt Yield. As of any determination date, the (a) Adjusted Net Operating Income for the Consolidated Entities (all as determined based on the Borrower’s Equity Percentage of each Subsidiary or Affiliate) calculated for the prior fiscal quarter, then annualized, divided by (b) all Consolidated Senior Debt.

Senior Leverage Ratio. The Consolidated Senior Debt (without duplication) divided by the Total Asset Value (without duplication).

S&P. Standard & Poor’s Ratings Group.

SOFR. With respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

Specified Assets. Real Estate assets purchased with cash and owned for less than one hundred eighty (180) days.

State. A state of the United States of America and the District of Columbia.

Subordination, Attornment and Non-Disturbance Agreement. An agreement among the Agent, a Subsidiary Guarantor and a tenant under a Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien or security title of the applicable Mortgage and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure under such Mortgage, and the Agent agrees to not disturb the possession of such tenant, such agreement to be in form and substance reasonably satisfactory to Agent.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. For purposes of this Agreement, any DST Entity shall be considered a “Subsidiary” (based upon Borrower’s Equity Percentage of the subject DST Entity).

Subsidiary Guarantor(s). Collectively, each Person which is a Subsidiary Guarantor as of the Closing Date and each Additional Subsidiary Guarantor that is the direct or indirect owner of a Borrowing Base Property.

Super Majority Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than seventy five percent (75%) of the Total Commitment; provided that in determining said percentage at any given time, all then-existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders and provided further that at all times when two or more Lenders are party to this Agreement, then Super Majority Lenders shall mean at least two (2) unaffiliated Lenders that are non-Defaulting Lenders (or if there shall not be two (2) non-Defaulting Lenders, then such fewer number of Lenders as are non-Defaulting Lenders.

Survey. An ALTA instrument survey of each parcel of Borrowing Base Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove (or endorse over) the standard survey exception from the applicable Title Policy, shall show that all buildings and structures are within the lot lines of the Borrowing Base Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not the Borrowing Base Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.

Surveyor Certification. With respect to each parcel of Borrowing Base Property, a certificate executed by the surveyor who prepared the Survey with respect thereto, containing such information relating to such parcel as the Agent may reasonably require, such certificate to be reasonably satisfactory to the Agent in form and substance.

Swap Obligation. With respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Syndication Agent. M&T.

Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Borrowing Base Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any customarily recognized and compensated damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges (other than the Other Charges) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

TEN31 Bridge Financing. The proposed bridge financing to a Subsidiary of Borrower owning various Equity Interests or other Investments in Real Estate held by DST Entities which are not interests in Borrowing Base Properties, which bridge financing: (1) shall not be repaid from Loans, (2) shall be Non-Recourse to the Borrower or any Credit Party, and (3) the terms of which shall be reviewed and approved by all Lenders in their sole and absolute discretion prior to any financing being approved and permitted hereunder.

Term SOFR. The forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

Titled Agents. The Arranger, the Syndication Agent, and any co-syndication agents or documentation agent.

Title Insurance Company. Any title insurance company or companies reasonably approved by the Agent and Borrower.

Title Policy. With respect to each parcel of Borrowing Base Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company in an amount as the Agent may reasonably require based upon the Appraised Value of the applicable Borrowing Base Property as of the date of the Mortgage encumbering such Borrowing Base Property insuring the priority of the Mortgage thereon and that Borrower or Subsidiary Guarantor holds marketable fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases and liens for taxes not yet due and payable) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is reasonably acceptable to the Agent in its reasonable discretion, and shall contain if available and customarily obtained by other commercial lenders in the State in which the Real Estate is located, (a) a future advance endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Borrowing Base Property, (vii) a “first loss” endorsement, and (viii) a utility location endorsement; it being agreed, however, that for those Mortgages described in clause (a) of the definition thereof, Agent shall, to the extent available in the applicable state in which the Real Estate is located, accept a down dated endorsement to existing title policies issued to Citizens, as agent, under the Existing Credit Agreement.

Total Asset Value. As of any date of determination, the sum of the (a) the Aggregate Borrowing Base Value of all Borrowing Base Properties, (b) the undepreciated value of all other Real Estate of the REIT Guarantor or any of its Subsidiaries or its Affiliates (based on the Borrower’s Equity Percentage of the subject Subsidiary or Affiliate) including portions of the purchase price allocated to intangible assets for GAAP, and (c) all cash and Cash Equivalents (based on the Borrower’s Equity Percentage of each Subsidiary or Affiliate). Agent shall retain the right to appraise (at the Borrower’s expense) all non-Borrowing Base Properties once prior to the Initial Maturity Date if an Event of Default shall be in existence. In such an event the appraised values are lower (higher) than purchase price, the lower (or higher) valuation shall be used.

Total Commitment. As of the date of this Agreement, the Total Commitment is One Hundred Million and No/100 Dollars ($100,000,000.00). The Total Commitment may increase in accordance with §2.12 or decrease in accordance with §2.5.

Total Debt Yield. As of any determination date), the (a) Adjusted Net Operating Income for the Consolidated Entities (all as determined based on the Borrower’s Equity Percentage of each Subsidiary or Affiliate) (without duplication) calculated for the prior fiscal quarter, then annualized, divided by (b) all Consolidated Total Debt.

Total Leverage. The Consolidated Total Debt of the Consolidated Entities (without duplication) divided by the Total Asset Value of the Consolidated Entities (without duplication).

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unadjusted Benchmark Replacement. The Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Undisclosed Administration. In relation to a Lender or its parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

U.S. Person. Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate. See §4.4(g)(ii)(B).

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, and (b) which is not a Subsidiary of such first Person.

Unconsolidated Subsidiary. In respect of any Person, any other Person in whom such Person holds an Investment, whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.

Unrestricted. As used in conjunction with cash and Cash Equivalents, ‘Unrestricted” shall mean the specified asset is not subject to any escrow, reserves or Liens or similar restrictions or claims of any kind in favor of any Person (other than any statutory right of set off).

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted Cash and (b) the aggregate amount of Unrestricted Cash Equivalents.

Unused Fee Rate. A per annum rate equal to 0.25% per annum on the actual daily unused amount of the Commitment.

Wholly Owned Subsidiary. As to Borrower, any Subsidiary of Borrower that is directly or indirectly owned 100% by Borrower.

Withholding Agent. Borrower and/or the Agent.

Write-Down and Conversion Powers. With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

§1.2      Rules of Interpretation.

(a)        A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)        The singular includes the plural and the plural includes the singular.

(c)         A reference to any law includes any amendment or modification of such law.

(d)        A reference to any Person includes its permitted successors and permitted assigns.

(e)        Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of REIT Guarantor or any of its Subsidiaries at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements provided under §6.4(a) for all purposes of this Agreement, notwithstanding any change in GAAP related thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(f)         The words “include”, “includes” and “including” are not limiting.

(g)        The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval.

(h)        All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)          Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)          The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)         The words “the date hereof” or words of like import shall mean the date that this Agreement is fully executed by all parties.

(l)          In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, Borrower and the Agent shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of Borrower as in effect prior to such accounting change, as determined by the Agent in its good faith judgment. Until such time as such amendment shall have been executed and delivered by Borrower and the Required Lender, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

§1.3      Interest; LIBOR Notification. The interest rate on LIBOR Rate Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that, in the future, the London interbank offered rate may become unavailable or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 4.6(b), an alternative rate of interest may be selected and implemented in accordance with the mechanism contained in such Section. The Agent will notify the Borrower, pursuant to Section 4.6(b), in advance of any change to the reference rate upon which the interest rate on LIBOR Rate Loans is based. However, the Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any comparable or successor rate thereto or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 4.6(b), will be similar to, or produce the same value or economic equivalence of, LIBOR or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

§1.4     Amending and Restating. This Agreement amends and restates the Existing Credit Agreement in its entirety. The obligations of Borrower under the Existing Credit Agreement and the Existing Notes shall continue in full force and effect as obligations under, respectively, this Agreement and the Notes, and are not paid, satisfied, released, discharged or novated.

§2.       THE CREDIT FACILITY.

§2.1      Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to Borrower, and Borrower may borrow (and repay and reborrow) from time to time from and after the Closing Date and the Revolving Credit Maturity Date upon notice by Borrower to the Agent given in accordance with §2.8, such sums as are requested by Borrower for the purposes set forth in §2.10 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Borrowing Base Availability; provided, that, in all events no Default or Event of Default shall have occurred and be continuing. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by Borrower that all of the conditions required of Borrower set forth in §10 and §11 have been satisfied on the date of such request (or if such condition is required to have been satisfied or waived only as of the Closing Date, that such condition was satisfied as of the Closing Date). No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note or its Commitment, as applicable.

§2.2      Record. Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s books and records reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on Agent’s books and records shall be prima facie evidence (absent manifest error) of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on Agent’s books and records shall not limit or otherwise affect the obligations of Borrower hereunder or under any Note to make payments of principal of or interest on any Loan when due.

§2.3      Notes. The Revolving Credit Loans shall, if requested by each Lender, be evidenced by separate amended and restated promissory notes of Borrower in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender which so requests the issuance of a Revolving Credit Note in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below.

§2.4      Facility Unused Fee. Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders (other than any Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages a facility unused fee calculated at the Unused Fee Rate on the actual daily amount by which the Total Commitment exceeds the outstanding principal amount of Revolving Credit Exposure during each calendar quarter or portion thereof commencing on the date hereof and ending on the Revolving Credit Maturity Date. The facility unused fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.5, with a final payment on the Revolving Credit Maturity Date.

§2.5      Reduction and Termination of the Revolving Credit Commitments. Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce, by not less than $10,000,000, or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Total Commitment thereafter be reduced in such manner to an amount less than $50,000,000), or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced. Promptly after receiving any notice from Borrower delivered pursuant to this §2.5, the Agent will notify the Revolving Credit Lenders of the substance thereof. Upon the effective date of any such reduction or termination, Borrower shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any unused facility unused fee under §2.4 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.6      RESERVED.

§2.7      Interest on Loans.

(a)        Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving

Credit Base Rate Loan (or Alternate Base Rate Loan pursuant to §4.6) is repaid or converted to a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate (or the Alternate Base Rate, as applicable) plus the Applicable Margin for Revolving Credit Base Rate Loans.

(b)        Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Revolving Credit LIBOR Rate Loans.

(c)        Borrower promise to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(d)        Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

(e)        The parties understand that the applicable interest rate for the Loans and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by Borrower) at the time it was delivered to the Agent, and if the applicable interest rate or fees calculated for any period were different than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Agent shall promptly notify Borrower in writing of any additional interest and fees due because of such recalculation, and Borrower shall pay such additional interest or fees due to the Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Borrower shall receive a credit or refund of any overpayment promptly after such determination. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement for a period of 180 days, and this provision shall not in any way limit any of the Agent’s or any Lender’s other rights under this Agreement.

§2.8      Requests for Revolving Credit Loans. Except with respect to any initial Revolving Credit Loan on the Closing Date, Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 1:00 p.m. (Eastern time) one (1) Business Day prior to the proposed Drawdown Date with respect to Revolving Credit Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to Revolving Credit LIBOR Rate Loans, together with an executed Borrowing Base Availability Certificate in the form of Exhibit F. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on Borrower and shall obligate Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Nothing herein shall prevent Borrower from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Revolving Credit Base Rate Loan in a minimum aggregate amount of $100,000; or (b) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate amount of $500,000 and minimum increments of $250,000 in excess thereof; provided, however, that there shall be no more than eight (8) Revolving Credit LIBOR Rate Loans outstanding at any one time.

§2.9      Funds for Loans.

(a)     Not later than noon (Eastern time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Revolving Credit Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1. Upon receipt from each such Revolving Credit Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein to the extent applicable, the Agent will make available to Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Revolving Credit Lenders by crediting such amount to the account of Borrower maintained at the Agent’s Head Office or wiring such funds in accordance with Borrower’s written instructions. The failure or refusal of any Revolving Credit Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(b)     Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or Borrower (without duplication), as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.10    Use of Proceeds. Borrower and their Subsidiaries will use the proceeds of the Loans solely to (a) pay closing costs in connection with this Agreement; (b) repay existing loans, (c) fund acquisitions of Eligible Real Estate, (d) fund capital and construction expenditures, tenant improvements, leasing commissions and property and equipment acquisitions for Borrowing Base Properties; and (e) for general working capital purposes (including without limitation to finance direct and indirect acquisitions and other investments in real estate, interest shortfalls, general operating expenses).

§2.11     RESERVED.

§2.12     Increase in Total Commitment.

(a)         Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.12, Borrower shall have the option at any time and from time to time before at least three (3) months prior to the Revolving Credit Maturity Date to request an increase in the Total Commitment to not more than $150,000,000 (after giving effect to each such increase) by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $10,000,000. Upon receipt of any Increase Notice, the Agent shall consult with Arrangers and within ten (10) days shall notify Borrower of the amount of facility fees to be paid to any Revolving Credit Lenders who provide an additional Revolving Credit Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Agent or Arrangers pursuant to the Agreement Regarding Fees); provided that any such facility fees shall not be greater than the lesser of (i) the facility fees (on a percentage basis) payable in connection with the transactions contemplated hereby on the Closing Date, and (ii) facility fees at the then prevailing market rate in connection with commitment increases of the size and type contemplated hereby, with the Agent having no liability for payment of any incremental amounts in the facility fees required to be paid. The Agent promptly shall send a notice to all Revolving Credit Lenders (the “Additional Commitment Request Notice”) informing them of Borrower’ request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Revolving Credit Lender who desires to provide an additional Revolving Credit Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice not to exceed ten (10) days. If the requested increase is oversubscribed then the Agent and the Arrangers shall allocate the Commitment Increase among the Revolving Credit Lenders who provide such commitment letters on such basis mutually acceptable to each of Borrower, Agent and Arrangers. If the additional Revolving Credit Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by Borrower, then the Agent, Arrangers or Borrower will seek one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arrangers and Borrower) to become a Revolving Credit Lender and provide an additional Revolving Credit Commitment. The Agent shall provide all Revolving Credit Lenders with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment to be provided by each Revolving Credit Lender and the revised Revolving Credit Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified by Borrower therein (the “Commitment Increase Date”). In no event shall any Revolving Credit Lender be obligated to provide an additional Revolving Credit Commitment.

(b)         On any Commitment Increase Date the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Revolving Credit Lender shall be equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. On any Commitment Increase Date those Revolving Credit Lenders whose Revolving Credit Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Revolving Credit Base Rate Loans until converted to Revolving Credit LIBOR Rate Loans which are allocated among all Revolving Credit Lenders based on their Revolving Credit Commitment Percentages.

(c)         Upon the effective date of each increase in the Total Commitment pursuant to this §2.12 the Agent may unilaterally revise Schedule 1.1 and Borrower shall, if requested by such Lender, execute and deliver to the Agent new Revolving Credit Notes for each Revolving Credit Lender whose Revolving Credit Commitment has changed so that the principal amount of such Revolving Credit Lender’s Revolving Credit Note shall equal its Revolving Credit Commitment. The Agent shall deliver such replacement Revolving Credit Notes to the respective Revolving Credit Lenders in exchange for the Revolving Credit Notes replaced thereby which shall be surrendered by such Revolving Credit Lenders and delivered to Borrower. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes.

(d)        Notwithstanding anything to the contrary contained herein, any increase in the Total Commitment pursuant to this §2.12 shall be conditioned upon satisfaction or waiver of the following conditions precedent which must be satisfied or waived prior to the effectiveness of any increase of the Total Commitment:

(i)            Payment of Activation Fee. Borrower shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Revolving Credit Lenders who are providing an additional Revolving Credit Commitment may require Subject to Borrower’s agreement as reference in § 2.12(a) above to increase the aggregate Revolving Credit Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arranger shall pay to the Revolving Credit Lenders acquiring the increased Revolving Credit Commitment certain fees pursuant to their separate agreement; and

(ii)            No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Event of Default; and

(iii)            Representations True. The representations and warranties made by Borrower in the Loan Documents or otherwise made by or on behalf of Borrower in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the date of such Increase Notice and on the date the Total Commitment is increased (unless such representations are limited by their terms to a specific date), both immediately before and after the Total Commitment is increased, other than for changes in the ordinary course of business permitted by this Agreement; and

(iv)            Additional Documents and Expenses. Borrower shall execute and deliver to Agent and the Revolving Credit Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications and opinions as the Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase, and Borrower shall pay the cost of any mortgagee’s title insurance policy or any endorsement or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar reasonable fees, taxes or expenses which are reasonably requested in connection with such increase.

§2.13    Extension of Revolving Credit Maturity Date. Borrower shall have the right and option to extend the Initial Maturity Date to the Extended Maturity Date, upon satisfaction or waiver of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(a)         Extension Request. Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the then applicable Revolving Credit Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on Borrower unless otherwise agreed to by the Agent in its reasonable discretion.

(b)         Payment of Extension Fee. Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to 0.25% of the Total Commitment in effect on the then-applicable Revolving Credit Maturity Date, after taking into consideration any reduction in the Revolving Credit Commitments as of such date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c)         No Default. On the date the Extension Request is given there shall exist no Default or Event of Default and on the then applicable Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d)        IPO Event. The IPO Event shall have occurred.

(e)         Representations and Warranties. The representations and warranties made by Borrower in the Loan Documents or otherwise made by or on behalf of Borrower in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is made and on the then-applicable Revolving Credit Maturity Date (as determined without regard to such extension), except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects).

(f)          Compliance with Financial Covenants. Borrower shall have provided Agent with a Compliance Certificate certified by an Authorized Officer or the chief financial officer or chief accounting officer of Guarantor in the form of Exhibit G hereto (or in such other form as the Agent may reasonably approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9, based on the updated appraisals commissioned by the Agent.

(g)            Updated Appraisals. Agent shall have obtained at Borrower’ expense updates to existing Appraisals and determined the current Appraised Values of the Borrowing Base Properties.

(h)            Mezzanine Loan. The Mezzanine Loan maturity date continues to extend beyond the Extended Maturity Date of the Loans.

§3.           REPAYMENT OF THE LOANS.

§3.1        Stated Maturity. Borrower promise to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2        Mandatory Prepayments. If at any time the sum of the aggregate outstanding Revolving Credit Exposure exceeds (a) the Total Commitment or (b) the sum of the Borrowing Base Availability, then Borrower shall, within ten (10) Business Days after receipt of notice from Agent of such occurrence (or in the case of an updated Appraisal to the extent that such updated Appraisal results in a change in the Borrowing Base Availability pursuant to a specific provision of this Agreement, then within ten (10) Business Days after receipt of notice from the Agent of such occurrence) pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders, as applicable, for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8. In the event there shall have occurred a casualty with respect to any Borrowing Base Property and Borrower is required to repay the Loans pursuant to §7.7 or a Taking and Borrower is required to repay the Loans pursuant to a Mortgage or §7.7, Borrower shall prepay the Loans concurrently with the date of receipt by a Credit Party or the Agent of any Insurance Proceeds or Condemnation Proceeds in respect of such casualty or Taking, as applicable, or as soon thereafter as is reasonably practicable, in the amount required pursuant to the relevant provisions of §7.7 or such Mortgage.

§3.3        Optional Prepayments.

(a)            Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Revolving Credit LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b)            Borrower shall give the Agent, no later than 1:00 p.m. (Eastern time) at least three (3) Business Days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent) and/or (ii) any such notice or repayment may be conditioned upon the consummation of a transaction. In the absence of a Default or Event of Default, subject to §3.4 below, Borrower shall have the right to specify the order and manner of how any options prepayments of the Loan are applied.

§3.4        Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $100,000 (unless pursuant to §3.2), shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of Loans (and with respect to each category of Revolving Credit Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5        Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in §2.

§4.           CERTAIN GENERAL PROVISIONS.

§4.1        Conversion Options.

(a)            Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan unless Borrower pay Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000 and minimum increments of $250,000 in excess thereof, after giving effect to the making of such Loan, there shall be no more than eight (8) Revolving Credit LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Revolving Credit Base Rate Loan in a principal amount of less than $100,000 or a Revolving Credit LIBOR Rate Loan in a principal amount of less than $1,000,000. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by Borrower.

(b)            Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)            In the event that Borrower does not notify the Agent of their election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Revolving Credit Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2        Fees. In addition to all fees specified herein, Borrower agrees to pay to M&T and the Arranger for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to the Agreement Regarding Fees.

§4.3        Funds for Payment.

All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 1:00 p.m. (New York time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of Borrower with M&T, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent. Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such in accordance with §14.5. If and to the extent Agent shall not make such payments to a Lender when due as set forth in the preceding sentence, then such unpaid amounts shall accrue interest, payable by Agent, at the Federal Funds Effective Rate from the due date until (but not including) the date on which Agent makes such payments to such Lender.

§4.4        Taxes.

(a)            For purposes of this §4.4, the term “Applicable Law” includes FATCA.

(b)            All payments by Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Borrower and the Guarantors shall jointly and severally indemnify (but without duplication) each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e)            Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(f)            As soon as practicable after any payment of Taxes by Borrower or any Guarantor to a Governmental Authority pursuant to this §4.4, Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)            (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments (or any payment) made under any Loan Document shall deliver to Borrower and the Agent, at the time or times prescribed by Applicable Law or reasonably requested by Borrower or the Agent, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender shall timely deliver to Borrower and the Agent such other documentation prescribed by Applicable Law or reasonably requested by Borrower or the Agent as will enable Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(A)            any Lender that is a U.S. Person shall deliver to Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), an electronic copy (or an original if requested by Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by Borrower or the Agent) of an executed IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W 8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)            an electronic copy (or an original if requested by Borrower or the Agent) of an executed IRS Form W-8ECI;

(III)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is the sole record and beneficial owner of the Loan(s) and is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV)            to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W 9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), an electronic copy (or an original if requested by Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.

(h)            Agent shall deliver to REIT Guarantor on or prior to the date on which it becomes Agent under this Agreement (and from time to time thereafter upon the reasonable request of REIT Guarantor) an electronic copy (or an original if requested by REIT Guarantor) of an executed IRS Form W-9.

(i)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.4 (including by the payment of additional amounts pursuant to this §4.4), it shall pay to the indemnifying party an amount equal to such refund (or the amount of any credit in lieu of refund) (but only to the extent of indemnity payments made or additional amounts paid under this §4.4 with respect to the Taxes giving rise to such refund or credit in lieu of such refund), net of all reasonable third party out-of-pocket expenses (including Taxes) of such indemnified party actually incurred and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit in lieu of such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or credit in lieu of such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or credit in lieu of such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(j)            Each party’s obligations under this §4.4 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

§4.5        Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.

§4.6        Temporary and Permanent Suspension of LIBOR Rate Loans.

(a)            Temporary Unavailability of LIBOR. Subject to §4.6(b) (where applicable), in the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine (or shall receive notice from the Required Lenders that they have determined) that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on Borrower and the Lenders absent manifest error) to Borrower and the Lenders. In such event, unless an alternative rate of interest is selected in accordance with §4.6(b) below, (i) any Draw Request or Conversion/Continuation, any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify Borrower and the Lenders.

(b)            Successor LIBOR Rate.

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 4.6(b) will occur prior to the applicable Benchmark Transition Start Date. Borrower shall pay all reasonable out-of-pocket costs (including reasonable attorney fees) incurred by Agent in connection with any amendment and related actions contemplated in this Section.

(ii)            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. Agent shall not be liable to any party hereto for any Benchmark Replacement Conforming Changes it makes in good faith.

(iii)            Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period, provided that the failure to give such notice under this clause (iii) shall not affect the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this Section 4.6(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.6(b).

(iv)            Benchmark Unavailability Period. Upon the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for an Advance of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during such Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to Alternate Base Rate Loans. During any Benchmark Unavailability Period, (i) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, (ii) any request for an Advance of, conversion to or continuation of LIBOR Rate Loans shall be ineffective and will be deemed to have been a request for an Advance of or conversion to Alternate Base Rate Loans, and (iii) the component of the Alternate Base Rate based upon LIBOR will not be used in any determination of the Alternate Base Rate.

§4.7        Illegality. Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and Borrower thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and replaced with an obligation to make Base Rate Loans and (b) the LIBOR Rate Loans of such Lender then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.

§4.8        Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, Borrower will pay to the Agent within fifteen (15) days of written demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9        Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any Change in Law, shall:

(a)            subject any Lender or the Agent to any Taxes with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or

(b)            materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)            impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender (except the reserve in respect of the Reserve Percentage), or

(d)            impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)            to increase the cost (other than Taxes) to any Lender of making, continuing, converting to, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or

(ii)            to reduce the amount of principal, interest or other amount payable (other than in respect of Taxes) to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans, or

(iii)            require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder (other than in respect of Taxes), the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent, in such case (a) through (d), so long as such amounts have accrued on or before the day that is one hundred and eighty (180) days prior to the date on which such Agent first made demand therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof). For the avoidance of doubt, the provisions of this §4.9 shall not apply with respect to Taxes, which shall be governed by §4.4.

§4.10      Capital Adequacy. If after the date hereof any Lender in good faith determines that (a) as a result of a Change in Law, or (b) compliance by such Lender or its parent bank holding company with any directive of any such entity regarding liquidity or capital adequacy has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower thereof. Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is reasonably determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.

§4.11      Breakage Costs. Borrower shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12      Default Interest. (a) Automatically upon the occurrence and during the continuance of an Event of Default specified in §12.1(g), §12.1(h) or §12.1(i), and (b) at the option of the Required Lenders upon the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to four percent (4.0%) above the interest rate that would otherwise be in effect hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment) until such amount shall be paid in full (after as well as before judgment), or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§4.13      Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to Borrower, shall be prima facie evidence of the amount due. A Lender shall be entitled to reimbursement under §4.9, or §4.10 from and after notice to Borrower that such amounts are due given in accordance with §4.9 or §4.10 and for a period of one hundred eighty (180) days prior to receipt of such notice if such Change in Law was effective during such one hundred eighty (180) day period.

§4.14      Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among Borrower, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This section shall control all agreements between or among Borrower, the Lenders and the Agent.

§4.15      Certain Provisions Relating to Increased Costs and Other Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or reasonable and documented costs to be reimbursed pursuant to any one or more of the provisions of §4.4(a)-(d) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, upon the request of Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; Borrower agreeing to pay all reasonable and necessary costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(a)-(d) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) is a Defaulting Lender or a Non-Consenting Lender, (each, an “Other Lender”), then, within ninety (90) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the right as to such Affected Lender or Other Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Other Lender, within ninety (90) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Other Lender, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Other Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Other Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Other Lender, as applicable, the Affected Lender’s or Other Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Other Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Other Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender or Other Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.           COLLATERAL SECURITY.

§5.1        Collateral. The Obligations and the Hedge Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.

§5.2        Appraisals; Adjusted Value.

(a)            The Agent may or shall, for the purpose of determining the current Appraised Value of the Borrowing Base Properties, obtain new Appraisals or an update to existing Appraisals with respect to the Borrowing Base Properties, or any of them, as the Agent shall reasonably determine or if directed by the Required Lenders in their reasonable discretion solely: (i) in connection with the acceptance of such Real Estate as a Borrowing Base Property, (ii) once during the initial term of the Loan unless an Event of Default shall be in existence and continuing, (iii) in connection with any requested extension of the Revolving Credit Maturity Date, (iv) once during the period (if applicable) between the Initial Maturity Date and the Extended Maturity Date (provided that no such new Appraisal or update shall be obtained or required at any time prior to the twelve-month anniversary of the immediately preceding Appraisal relating to the subject Borrowing Base Property), (v) if requested by Borrower, (vi) at any time while an Event of Default is in existence and continuing or (vii) in connection with the material modification to a Lease at a Borrowing Base Property; it being agreed that, for purposes of this clause (vii), “material modification” shall mean a modification which changes the term of the Lease or the rental rate or creates a “right of first offer (refusal)” or changes other material terms including gross square footage of rental space, except for a modification which extends the term of the Lease to memorialize the tenant’s exercise of an extension option in the Lease. The reasonable and actual expense of such Appraisals and/or updates performed pursuant to this §5.2(a) shall be borne by Borrower and payable to Agent within ten (10) days of written demand. Additionally, the Agent may, and shall if directed by the Required Lenders, obtain such other Appraisals of the Borrowing Base Properties at such time as they may so reasonably determine, at the sole expense of the Lenders.

(b)            Borrower acknowledges that the Agent has the right to reasonably approve any Appraisal performed pursuant to this Agreement. Borrower further agrees that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or Borrower’s idea of the value of such property.

§5.3        Addition of Borrowing Base Properties.

(a)            After the Closing Date, Borrower shall have the right, subject to the consent of the Agent and the Required Lenders (which consent shall not be unreasonably withheld or delayed), and the satisfaction by Borrower of the conditions set forth in this §5.3, to add Potential Collateral to the Collateral. In the event Borrower desires to add additional Potential Collateral as aforesaid, Borrower shall provide written notice to the Agent of such request (which the Agent shall promptly furnish to the Lenders within three (3) Business Days), together with all documentation and other information reasonably required to permit the Agent to determine whether such Real Estate is Eligible Real Estate. Notwithstanding the foregoing, no Potential Collateral shall be included as Collateral unless and until the following conditions precedent shall have been satisfied:

(i)            Unless otherwise approved by the Agent and the Required Lenders, the proposed Real Estate shall be Eligible Real Estate;

(ii)            the owner of the Eligible Real Estate shall have executed a Joinder Agreement and satisfied the conditions of §5.5;

(iii)            Borrower or the owner of the Eligible Real Estate shall have executed and delivered to the Agent all Eligible Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent and the Lenders together with an executed Borrowing Base Availability Certificate in the form of Exhibit F;

(iv)            after giving effect to the inclusion of such Potential Collateral in connection with each requested Advance, each of the representations and warranties made by or on behalf of Borrower or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition (or any replacement) of Borrowing Base Properties, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of Borrower to such effect.

Notwithstanding the foregoing, in the event such Collateral or Potential Collateral does not qualify as Eligible Real Estate, so long as the conditions set forth in clauses (ii) and (iv) of this §5.3 have been satisfied, such Collateral or Potential Collateral shall be included as Collateral and constitute Eligible Real Estate so long as the Agent shall have received the prior written consent of the Agent and the Required Lenders in their sole discretion to the inclusion of such Real Estate as a Borrowing Base Property.

§5.4        Release of Borrowing Base Property. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4 including any paydown of the Loans in connection with the transactions contemplated by this §5.4), subject to the consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed), the Agent shall release a Borrowing Base Property from the lien or security title of the Security Documents encumbering the same upon the request of Borrower subject to and upon the following terms and conditions:

(a)            Borrower shall have provided the Agent with written notice of its intention to remove any specified Borrowing Base Property from the Collateral at least ten (10) days prior to the requested release (which notice may be revoked by Borrower at any time);

(b)            Borrower shall submit to the Agent with such request an executed Borrowing Base Availability Certificate in the form of Exhibit F and a Compliance Certificate prepared using the financial statements of Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of Borrower solely to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release and if Borrower would not be in compliance, then any reduction in the outstanding amount of the Loans in connection with such release;

(c)            all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;

(d)            Borrower shall pay all reasonable and documented costs and expenses of the Agent in connection with such release, including without limitation, reasonable and documented attorney’s fees;

(e)            Borrower shall pay to the Agent for the account of the Lenders any payment required to comply with §3.2, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.2; and

(f)            without limiting or affecting any other provision hereof, any release of a Borrowing Base Property will not cause Borrower to be in violation of the covenants set forth in §§9.1 through 9.6.

§5.5        Additional Subsidiary Guarantors. As and to the extent that Borrower shall request that certain Real Estate of a Subsidiary of REIT Guarantor be included as a Borrowing Base Property in connection with the request of any Loan as contemplated by §5.3 and such Real Estate is approved for inclusion as a Borrowing Base Property in accordance with the terms hereof, Borrower shall cause each such Subsidiary to execute and deliver to Agent a Joinder Agreement wherein, as approved by the Agent and such Subsidiary shall become a Subsidiary Guarantor hereunder. Each such Subsidiary shall be authorized, in accordance with its respective organizational documents, to be a Subsidiary Guarantor hereunder and to execute such Security Documents as Agent may reasonably require. Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Subsidiary Guarantors to be true and correct with respect to each such Subsidiary from and after the date such Subsidiary executes and delivers a Joinder Agreement. In connection with the delivery of such Joinder Agreement, Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.6        Release of Certain Subsidiary Guarantors. In the event that all Borrowing Base Properties owned by a Subsidiary Guarantor shall have been released as Collateral for the Obligations and Hedge Obligations in accordance with the terms of this Agreement, then such Subsidiary Guarantor shall be deemed to be fully released from all Obligations and all Hedge Obligations and its obligations under its Guaranty shall terminate without the need of any further actions from Agent or any Lender.

§5.7        Release of Collateral. Upon the refinancing or repayment of the Obligations in full (other than contingent indemnification claims for which no claim has been made), then the Agent shall release the Collateral from the lien and security interest of the Security Documents and the other Loan Documents and release Borrower and Guarantors from the Loan Documents; provided that Agent has not received a notice from the “Representative” (as defined in §14.17) or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof.

§6.           REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to the Agent and the Lenders as follows, each as of the Closing Date hereof, and as of the date of funding any Loan hereunder (subject to §11.1 hereof).

§6.1        Corporate Authority, Etc.

(a)            Incorporation; Good Standing. Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in each other jurisdiction where a failure to be so qualified in such other jurisdiction would reasonably be expected to have a Material Adverse Effect.

(b)            Other Credit Parties. Each of the other Credit Parties (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a Borrowing Base Property owned or leased by it is located to the extent required to do so under applicable law and in each other jurisdiction where a failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(c)            Other Subsidiaries. Except where a failure to satisfy such representation would not have a Material Adverse Effect, each of the Subsidiaries of Borrower (other than the Subsidiary Guarantors) (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where Real Estate owned or leased by it is located.

(d)            Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of Borrower is a party and the transactions contemplated hereby and thereby (i) are within the authority of the Credit Parties, (ii) have been duly authorized by all necessary actions on the part of the Credit Parties, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Credit Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Credit Party, except as would not reasonably be expected to result in a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, any Credit Party or any of its properties where, in the case of any agreement or other instrument binding upon any Credit Party or any of its properties, any conflict or default would not reasonably be expected to have a Material Adverse Effect, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any Credit Party other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents (or any other lien or encumbrance permitted by this Agreement and/or the Loan Documents), and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent or except as would not reasonably be expected to result in a Material Adverse Effect.

(e)            Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Credit Parties is a party are valid and legally binding obligations of the Credit Parties enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2         Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Credit Party is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained or waived in writing and the filing of the Security Documents in the appropriate records office with respect thereto, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

§6.3         Title to Borrowing Base Properties. Except as indicated on Schedule 6.3 hereto Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of Borrower as of the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course since that date), Subsidiary Guarantors own each subject Borrowing Base Property subject to no rights of others, including any mortgages, leases pursuant to which Subsidiary Guarantors or any of their Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other monetary encumbrances except Permitted Liens.

§6.4         Financial Statements. Guarantor has furnished to Agent: (a) the consolidated balance sheet of REIT Guarantor and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the most recent period then ended (and available) certified by an Authorized Officer or the chief financial or accounting officer of Guarantor, (b) as of the Closing Date, an unaudited statement of Net Operating Income for each of the Borrowing Base Properties (if any) for the most recent period then ended (and available) certified by the chief financial or accounting officer of Borrower, to the best of such officer’s knowledge, as fairly presenting in all material respects the Net Operating Income for such parcels for such periods, and (c) certain other financial information relating to Borrower and the Real Estate (including, without limitation, the Borrowing Base Properties). Such balance sheet and statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition of the Guarantor and its Subsidiaries as of such dates and the consolidated results of the operations of the Guarantor and its Subsidiaries for such periods. Notwithstanding the foregoing of this §6.4, projections represent Borrower’s best estimate of Borrower’s future financial performance and such assumptions are believed by Borrower to be fair and reasonably in light of current business conditions, and Borrower can give no assurances that such projections will be attained.

§6.5         No Material Changes. Since the later of Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, except as otherwise disclosed to Agent, there has occurred no materially adverse change in the financial condition, or business of Borrower and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the Guarantor as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes that have not and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations or business activities of any of the Borrowing Base Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had a Material Adverse Effect.

§6.6         Franchises, Patents, Copyrights, Etc. Borrower and the Subsidiary Guarantors possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. None of the Borrowing Base Properties is owned or operated under or by reference to any registered or protected trademark, trade name, service mark or logo, except where such failure or conflict would not reasonably be expected to have a Material Adverse Effect.

§6.7         Litigation. As of the date hereof, except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of Borrower or the Subsidiary Guarantors threatened against Borrower or a Subsidiary Guarantor before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto. As of the date hereof, except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting Borrower, the Subsidiary Guarantors or any Borrowing Base Property.

§6.8         No Material Adverse Contracts, Etc. None of Borrower or the Subsidiary Guarantors are subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of Borrower or the Subsidiary Guarantors are a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9         Compliance with Other Instruments, Laws, Etc. None of Borrower or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10       Tax Status. Except as would not reasonably be expected to result in a Material Adverse Effect, each of Borrower and the Subsidiary Guarantors (a) have made or filed all federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) have paid prior to delinquency all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or for which any of Borrower or their respective Subsidiaries, as applicable has set aside on its books provisions reasonably adequate for the payment of such Taxes, and (c) have made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable. Except as would not reasonably be expected to result in a Material Adverse Effect, there are no unpaid Taxes claimed by the taxing authority of any jurisdiction to be due by Borrower of their respective Subsidiaries, the officers or partners of such Person know of no basis for any such claim, and as of the Closing Date, there are no audits pending or to the knowledge of Borrower threatened with respect to any Tax returns filed by Borrower or their respective Subsidiaries.

§6.11       No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12       Investment Company Act. None of Borrower or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13       Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (but excluding any financing statements that may be filed against Borrower or Subsidiary Guarantor without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any Collateral.

§6.14       Setoff, Etc.The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by Borrower or any of their Subsidiaries or Affiliates or, to the best knowledge of Borrower, any other Person other than Permitted Liens described in §8.2(i), (vi), (vii) and (viii).

§6.15       Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of Borrower or Subsidiary Guarantor is, nor shall any such Person become, a party to any transaction with Borrower or Subsidiary Guarantor (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of Borrower or the Subsidiary Guarantors, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to Borrower or the Subsidiary Guarantors than those that would be obtained in a comparable arms-length transaction.

§6.16       Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, Borrower and each ERISA Affiliate that is subject to ERISA has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Multiemployer Plan or Guaranteed Pension Plan or (b) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. Neither Borrower nor any ERISA Affiliate has failed to make any contribution or payment to any Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Multiemployer Plan or Guaranteed Pension Plan, which has resulted or would reasonably be expected to result in the imposition of a Lien. None of the Borrowing Base Properties constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan in each case that is subject to ERISA.

§6.17       Disclosure. All of the representations and warranties made by or on behalf of Borrower and the Guarantors in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. To the best of Borrower’s knowledge, all information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of Borrower or any Guarantor is and will be true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. To the best of Borrower’s knowledge, the written information, reports and other papers and data with respect to Borrower, the Guarantors, their Subsidiaries or the Borrowing Base Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, property condition assessment, zoning or code compliance report, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by Borrower’s and Guarantors’ counsel (although Borrower and Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by Borrower and the Guarantors (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18       Trade Name; Place of Business. No Borrower or the Subsidiary Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of Borrower and the other Credit Parties is 1901 Main Street, Lake Como, New Jersey, 07719.

§6.19       Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither Borrower nor any other Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20       Environmental Compliance. Except as set forth on Schedule 6.20 or as specifically set forth in the written environmental site assessment reports of the Environmental Engineer provided to the Agent on or before the date hereof, or in the case of any Borrowing Base Property acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent:

(a)            To Borrower’s actual knowledge, none of the Borrowing Base Properties, nor to, any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law, which violation would reasonably be expected to have a Material Adverse Effect.

(b)            None of Borrower or Subsidiary Guarantors has received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted, or has demanded that Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages in connection with the release of Hazardous Substances in violation of applicable Environmental Law, which in the case of clauses (i) through (iii) above which involves a Borrowing Base Property and which would reasonably be expected to have a Material Adverse Effect.

(c)            (i) No portion of the Borrowing Base Properties is used by Borrower or Subsidiary Guarantors, or to the actual knowledge of Borrower or Subsidiary Guarantors, by any tenant or operator thereon for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, and, to the actual knowledge of Borrower, no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Borrowing Base Properties except those which are being operated and maintained, and, if required, remediated, in compliance with Environmental Laws; (ii) in the course of any business activities conducted by Borrower, their respective Subsidiaries or, to Borrower’s actual knowledge, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Borrowing Base Properties except in the ordinary course of Borrower’s or Subsidiary Guarantors’ or their tenants and operators’ business and in compliance with applicable Environmental Laws; (iii) to Borrower’s actual knowledge, there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of Borrower’s, Subsidiary Guarantors’, their tenants’ or operators’ business and, in any event, in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Borrowing Base Properties, which Release would reasonably be expected to have a Material Adverse Effect; (iv) to Borrower’s actual knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Borrowing Base Properties which, through soil or groundwater contamination, have come to be located on the Borrowing Base Properties, and which would be reasonably anticipated to have a Material Adverse Effect; and (v) to Borrower’s actual knowledge, any Hazardous Substances that have been generated on any of the Borrowing Base Properties have been transported off-site in accordance with all applicable Environmental Laws and in a manner that would not reasonably be expected to have a Material Adverse Effect.

(d)            Except for such matters that shall be complied with as of the Closing Date, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby, none of Borrower, the Subsidiary Guarantors or the Borrowing Base Properties will become subject to any applicable Environmental Law requiring the performance of environmental site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement pursuant to applicable Environmental Laws, which would reasonably be expected to have a Material Adverse Effect.

(e)            To Borrower’s actual knowledge, there are no existing or closed sanitary waste landfills, or hazardous waste treatment, storage or disposal facilities on the Borrowing Base Properties except where such existence would not reasonably be expected to have a Material Adverse Effect.

(f)            Neither Borrower nor Subsidiary Guarantors have received any written notice from any party that any use, operation, or condition of any Borrowing Base Properties has caused any adverse condition on any other property that would reasonably be expected to result in a claim under applicable Environmental Law that would have a Material Adverse Effect, nor does Borrower or Subsidiary Guarantor have actual knowledge of any existing facts or circumstances that could reasonably be expected to form the basis for such a claim.

§6.21       Subsidiaries; Organizational Structure. Schedule 6.21 sets forth, as of the Closing Date, all of the Subsidiaries and Unconsolidated Subsidiaries of Borrower, the form and jurisdiction of organization of each of the Subsidiaries and Unconsolidated Subsidiaries, and the owners of the direct and indirect ownership interests therein. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedule 6.21 except as set forth on such Schedule.

§6.22       Leases. Borrower have delivered to the Agent true and complete copies of the Leases and any amendments thereto relating to each Borrowing Base Property required to be delivered as a part of the Eligible Real Estate Qualification Documents as of the date hereof. An accurate and complete Rent Roll in all material respects as of the date of inclusion of each Borrowing Base Property in the Collateral with respect to all Leases of any portion of the Borrowing Base Property has been provided to the Agent. The Leases previously delivered to Agent as described in the first sentence of this §6.22 constitute as of the date thereof the sole material agreements relating to leasing or licensing of space at such Borrowing Base Property and in the Building relating thereto. No tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Leases or such Rent Roll. Except as set forth in Schedule 6.22, to Borrower’s actual knowledge, the Leases reflected therein are, as of the date of inclusion of the applicable Borrowing Base Property in the Collateral, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any material defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.22, no Borrower has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the actual knowledge of Borrower, there is no basis for any such claim or notice of default by any tenant. Borrower knows of no condition which with the giving of notice or the passage of time or both would constitute a default on the part of any tenant with respect to the material terms under a Lease or of the respective Subsidiary Guarantor as landlord under the Lease. No security deposit or advance rental or fee payment (more than 2 months in advance) has been made by any lessee or licensee under the Leases except as may be specifically designated in the copies of the Leases furnished to the Agent or as otherwise disclosed to Agent in writing. No property other than the Borrowing Base Property which is the subject of the applicable Lease is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.

§6.23       Property. Except as set forth in Schedule 6.23 or as set forth in the written engineer reports provided to Agent on or before the date hereof, to Borrower’s actual knowledge, all of the Borrowing Base Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and which may not be in final working order pending final build-out of such space except where such defects have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Borrowing Base Properties, and the use and operation thereof, to Borrower’s actual knowledge, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws except in cases that would not reasonably be expected to cause a Material Adverse Effect. To Borrower’s actual knowledge, all water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Borrowing Base Property are installed to the property lines of the Borrowing Base Property through dedicated public rights of way or through perpetual private easements with respect to which the applicable Mortgage creates a valid and enforceable first lien subject to Permitted Liens and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law, and except where the failure of any of the foregoing would not reasonably be expected to have a Material Adverse Effect. There are no material unpaid or outstanding real estate or other taxes or assessments on or against any of the Borrowing Base Properties which are payable by Borrower or any tenant (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). Except as otherwise disclosed to Agent in writing, there are no pending, or to the actual knowledge of Borrower threatened or contemplated, eminent domain proceedings against any of the Borrowing Base Properties. Except as otherwise disclosed to Agent in writing, none of the Borrowing Base Properties is now damaged as a result of any fire, explosion, accident, flood or other casualty. Except as otherwise disclosed to Agent in writing, none of Borrower or Subsidiary Guarantors has received any outstanding written notice from any insurer or its agent requiring performance of any work with respect to any of the Borrowing Base Properties or canceling or threatening to cancel any policy of insurance, and each of the Borrowing Base Properties complies with the material requirements of all of Borrower’s and Subsidiary Guarantors’ insurance carriers, except where any of the foregoing would not reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed to Agent, Borrower and the Subsidiary Guarantors have no Management Agreements for any of the Borrowing Base Properties. To the actual knowledge of Borrower, there are no material claims or any bases for material claims in respect of any Borrowing Base Property or its operation by any party to any service agreement or Management Agreement, that would have a Material Adverse Effect. No person or entity has any right or option to acquire any Borrowing Base Property or any Building thereon or any portion thereof or interest therein, except for certain tenants pursuant to the terms of their Leases with Subsidiary Guarantors.

§6.24       Brokers. None of the Credit Parties has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25       Other Debt. As of the date of this Agreement, (a) none of the Credit Parties nor any of their respective Subsidiaries is in default of (i) the payment of any Indebtedness that individually or in the aggregate has an outstanding principal balance in excess of $500,000.00 (“Material Debt”), or (ii) the performance of any material obligation under any agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party that is related to a Material Debt, and (b) as of the Closing Date all Indebtedness of Borrower, each Guarantor and their respective Subsidiaries is current and not subject to acceleration. No Credit Party is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any Credit Party. Schedule 6.25 attached hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon each Credit Party or their respective properties and entered into by a Credit Party as of the date of this Agreement with respect to any Indebtedness of any Credit Party in an amount greater than $500,000.00, and Borrower has provided the Agent with such true, correct and complete copies thereof as Agent has requested.

§6.26       Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, and, including, without limitation the provisions of §37, hereof, the Credit Parties, taken as a whole, are not insolvent on a balance sheet basis such that the sum of their liabilities exceeds the sum of such assets, the Credit Parties, taken as a whole, are able to pay their debts as they become due, and the Credit Parties, taken as a whole, have sufficient capital to carry on their businesses.

§6.27       No Bankruptcy Filing. As of the Closing Date, none of the Credit Parties are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Credit Parties have no knowledge of any Person contemplating the filing of any such petition against it.

§6.28       No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Credit Parties with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29       Transaction in Best Interests of Credit Parties; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each Credit Party. The direct and indirect benefits to inure to Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents (subject to the provisions of the Loan Documents) constitute “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to be a guarantor of the Loan, Borrower and the Guarantors would be unable to obtain the financing contemplated hereunder which financing will enable Borrower and the Subsidiary Guarantors to have available financing to conduct and expand their business.

§6.30       OFAC. Borrower nor the Guarantors are (or will be) (i) a Sanctioned Person, (ii) located, organized or resident in a Designated Jurisdiction or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Sanctioned Person or any Person who is located, organized or resident in any Designated Jurisdiction to the extent that such transactions would violate Sanctions. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business with any Sanctioned Person, or in any other manner that will result in a violation by any Credit Party or Subsidiary thereof, or any Lender or the Agent, of Sanctions. Neither the making of the Loans hereunder nor the use of proceeds thereof will violate the Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The REIT Guarantor and its Subsidiaries are in compliance in all material respects with the Patriot Act. The Credit Parties have implemented and maintain in effect policies and procedures reasonably designed to promote and achieve compliance with the Anti-Corruption Laws and applicable Sanctions. In addition, the Credit Parties hereby agree to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.31       Regarding Representations and Warranties. Each request by any Borrower for an advance of Loan proceeds: (i) shall constitute an affirmation by the Credit Parties that the foregoing representations and warranties remain true and correct as of the date of such request (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and (ii) shall constitute the representation and warranty of the Credit Parties to Agent and each of the Lenders that the information set forth in each such request is true and correct in all material respects and omits no material fact necessary to make the same not misleading. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by each Credit Party shall be deemed to have been relied upon by Agent and each of the Lenders notwithstanding any investigation heretofore or hereafter made by Agent and/or any of the Lenders or on its behalf.

§7.          AFFIRMATIVE COVENANTS. Borrower covenants and agrees that, so long as any Loan or Note is outstanding (other than contingent indemnification claims for which no claim has been made) or any Lender has any obligation to make any Loans:

§7.1         Punctual Payment. Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.

§7.2         Maintenance of Office. Borrower will maintain its chief executive office at 1901 Main Street, Lake Como, New Jersey 07719, or at such other as Borrower shall designate upon prompt written notice to the Agent and the Lenders, where notices, presentations and demands to or upon Borrower in respect of the Loan Documents may be given or made.

§7.3         Records and Accounts. The REIT Guarantor, Borrower and the Subsidiary Guarantors will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (in each case, in all material respects) and (b) make adequate provision for the payment of all Taxes (including income taxes). Neither REIT Guarantor, Borrower nor any of their respective Subsidiaries shall, without the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed), (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 (unless required by GAAP or other applicable accounting standards), or (y) change its fiscal year.

§7.4         Financial Statements, Certificates and Information. Borrower will deliver or cause to be delivered to the Agent:

(a)            not later than one hundred and twenty (120) days after the end of each calendar year, the audited consolidated balance sheet of the REIT Guarantor and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification (as per clause (c) below) by an Authorized Officer or the chief financial officer or accounting officer of the REIT Guarantor that the information contained in such financial statements fairly presents in all material respects the financial position of the REIT Guarantor and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by BDO USA, LLP or another nationally recognized accounting firm reasonably acceptable to the Agent in its reasonable discretion, and any other information the Agent may reasonably request to complete a financial analysis of REIT and its Subsidiaries;

(b)            not later than sixty (60) days after the end of each calendar quarter of each year, copies of the unaudited consolidated balance sheet of the REIT Guarantor and its Subsidiaries as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of the REIT Guarantor’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification (as per clause (c) below) by an Authorized Officer or the chief financial officer or accounting officer of REIT Guarantor that the information contained in such financial statements fairly presents in all material respects the financial position of the REIT Guarantor and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)            simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, an executed Borrowing Base Availability Certificate in the form of Exhibit F and a statement (a “Compliance Certificate”) certified by an Authorized Officer or the chief financial officer or chief accounting officer of Guarantor in the form of Exhibit G hereto (or in such other form as the Agent may reasonably approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9. All income, expense, debt and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from any calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income for such calendar quarter for each of the Borrowing Base Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by an Authorized Officer or the chief financial officer or chief accounting officer of REIT Guarantor that the information contained in such statement fairly presents in all material respects Net Operating Income of the Borrowing Base Properties for such periods (subject to year-end adjustments);

(d)            simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000 or more of the Credit Parties which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e)            simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll including each of the Borrowing Base Properties in a form reasonably satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), (ii) an operating statement for each of the Borrowing Base Properties for each such calendar quarter and year to date and a consolidated operating statement for the Borrowing Base Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent), including (if requested by Agent) a receivables aging, and (iii) a copy of each Lease or amendment to any Lease entered into with respect to a Borrowing Base Property during such calendar quarter (including the fourth calendar quarter in each year);

(f)            intentionally omitted;

(g)            if reasonably requested by Agent, promptly after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of Borrower;

(h)            copies of all material reports and notices reported to shareholders of the REIT Guarantor must be provided to the Agent within 15 days from the date shareholders are presented materials, provided that any item that is filed via Form 8K or otherwise publicly available through the SEC shall be treated as being delivered to the Agent;

(i)             promptly upon the filing hereof, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements and reports which Borrower or any Guarantor shall file with the SEC;

(j)             not later than December 15 of each year, a budget for the Guarantor and each Borrowing Base Property for the next calendar year;

(k)            to the extent requested by Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Borrowing Base Properties;

(l)             from time to time such other financial data and information in the possession of the REIT Guarantor or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Credit Parties and any settlement discussions relating thereto (unless Borrower in good faith believe that such disclosure could result in a waiver or loss of attorney work product, attorney-client or any other applicable privilege), property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Credit Parties) as the Agent may reasonably request; and

(m)           Borrower shall deliver to Agent a current property portfolio spreadsheet and an equity raise roll-forward reconciliation within twenty (20) days after the end of each calendar month.

Borrower shall reasonably cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of Borrower to the Agent (collectively, “Information Materials”) pursuant to this Section and Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.” Unless and until Agent or the Lenders receive written notification to the contrary, Borrower hereby designates all Information Materials as “Private Information” for purposes of this Section and this Agreement. Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, Borrower shall deliver paper copies thereof to Agent. Borrower and the Guarantors authorize Agent and Arranger to disseminate any such materials, including without limitation the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent and the Arranger do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or the Arranger in connection with the Communications or the Electronic System. In no event shall the Agent, the Arranger or any of their directors, officers, employees, agents or attorneys have any liability to Borrower or the Guarantors, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Guarantors’, the Agent’s or any Arranger’s transmission of Communications through the Electronic System, and Borrower and the Guarantors release Agent, the Arranger and the Lenders from any liability in connection therewith. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities.

Borrower hereby agrees that it will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” Borrower shall be deemed to have authorized the Agent, the Lenders and the Arranger to treat such Information Materials as not containing any material non-public information with respect to Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent and the Arranger shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.

§7.5         Notices.

(a)            Defaults. The Credit Parties will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any written notice to any Credit Party or take any other action of which Borrower becomes aware in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which Borrower is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Credit Parties shall promptly thereafter give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)            Environmental Events. The Credit Parties will give notice to the Agent within five (5) Business Days of becoming aware of (i) any known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that a Credit Party reports in writing or is reportable by such Credit Party in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any written inquiry, proceeding, or investigation, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) – (iii) above involves any Borrowing Base Property and would reasonably be expected to have a Material Adverse Effect, or materially adversely affect the Agent’s liens or security title on the Collateral pursuant to the Security Documents.

(c)            Notification of Claims Against Collateral. The Credit Parties will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to the Borrowing Base Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject, which would reasonably be expected to have a Material Adverse Effect.

(d)            Notice of Litigation and Judgments. The Credit Parties will give notice to the Agent in writing within five (5) Business Days of becoming aware of any pending litigation and proceedings affecting any Credit Party is a party involving an uninsured claim against a Credit Party that would reasonably be expected to either cause a Default or have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. Borrower will give notice to the Agent, in writing, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against a Credit Party in an amount in excess of $5,000,000.

(e)            ERISA. The Credit Parties will give notice to the Agent within ten (10) Business Days after the REIT Guarantor or any ERISA Affiliate: (i) gives notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice (including any received from the trustee of a Multiemployer Plan) of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be expected to have a Material Adverse Effect.

(f)            Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6      Existence; Maintenance of Properties.

(a)            Each Credit Party will preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation. Each Credit Party will preserve and keep in full force all of their rights and franchises, the preservation of which is necessary to the conduct of their business, to the extent that the failure to do so could reasonably be expected to result in a Material Adverse Effect.

(b)            Each Credit Party (i) will cause all of the Borrowing Base Properties to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) in accordance with the terms of the Leases, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in accordance with the terms of the Leases in each case under (i) or (ii) above in which the failure to do so would cause a Material Adverse Effect. Borrower and the Subsidiary Guarantors shall promptly and diligently comply (or cause the tenants under the Leases to comply) with the reasonable and necessary recommendations of the Environmental Engineer contained in the environmental reports delivered to the Agent or otherwise obtained by Borrower or the Subsidiary Guarantors with respect to the Borrowing Base Property, that are required by Environmental Laws, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect.

§7.7      Insurance; Condemnation.

(a)            Borrower will, maintain or cause to be maintained, insurance policies issued by financially sound and reputable insurance companies which are not Affiliates of any Borrower (other than captive insurance companies), in such amounts, with such coverages, endorsements, deductibles (including self-insurance and captive insurance companies, to the extent applicable) and expiration dates and covering such risks as are reasonably acceptable to the Agent generally consistent with the insurance required for the Initial Borrowing Base Properties and as are customarily carried or required by companies engaged in similar businesses and owning similar properties in localities where any Borrowing Base Property is located, providing the following types of insurance covering each Borrowing Base Property:

(i)            “All Risk” or “Special Form” property insurance, including coverage from loss or damage arising from flood, earthquake, and acts of terrorism, and comprehensive boiler and machinery or “breakdown” coverage on each Building in an amount not less than the full insurable replacement cost of each Building. If approved by Agent (such approval not to be unreasonably withheld, delayed or conditioned), flood, earthquake and boiler and machinery/breakdown coverages may be subject to sublimits less than the Building’s insurable replacement cost. Losses shall be valued on a replacement cost basis, and coinsurance (if any) shall be waived. The deductibles shall not exceed $25,000.00 for physical damage, a 24-hour waiting period for business interruption and five percent (5%) of the insured value per location for earthquake or named windstorm. Full insurable replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) without deduction for physical depreciation thereof;

(ii)            During the course of construction or repair of any Building, the insurance required by clause (i) above shall be written on a builders risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on the Borrowing Base Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;

(iii)            Flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E) and the broad form flood coverage required by clause (i) above is not available, in an amount of $50,000,000 in the aggregate annually with a minimum deductible of $100,000 per occurrence and per location, or the maximum amount if available under the National Flood Insurance Program;

(iv)            Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including rental income, for the Borrowing Base Property for a twelve (12) month period;

(v)            Commercial general liability insurance against claims for personal injury (to include bodily injury and personal and advertising injury) and property damage liability, all on an occurrence basis, if commercially available (including contractual liability coverage, completed operations coverage for a period of two (2) years following completion of construction of any improvements on the Borrowing Base Property, and coverages equivalent to an ISO broad form endorsement), with a general aggregate limit of not less than $2,000,000, a completed operations aggregate limit of not less than $2,000,000, and a combined single “per occurrence” limit of not less than $1,000,000 for bodily injury and property damage;

(vi)            During the course of construction or repair of any improvements on the Borrowing Base Property, the general contractor selected to oversee such improvements shall provide commercial general liability insurance naming Borrower and the applicable Subsidiary Guarantor as additional insureds, or in lieu thereof, may provide for such coverage by way of owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance required by clause (v) above;

(vii)            Employer’s liability insurance with respect to any Credit Party’s employees (or if the Credit Parties have no employees, with respect to the employees of the managers under the Management Agreements);

(viii)            Umbrella liability insurance with limits of not less than the amount equal to thirty percent (30%) of the Borrowing Base Availability for such Borrowing Base Property, to be in excess of the limits of the insurance required by clauses (v), (vi) and (vii) above, with coverage at least as broad as the primary coverages of the insurance required by clauses (v), (vi) and (vii) above, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall be endorsed to provide defense coverage obligations; and

(ix)            Workers’ compensation insurance for all employees of the Credit Parties or their Subsidiaries engaged on or with respect to the Borrowing Base Property with limits as required by Applicable Law.

Borrower shall pay or cause to be paid all premiums on insurance policies. The insurance policies with respect to all Borrowing Base Property provided for in clauses (v), (vi) and (viii) shall name Agent and each Lender as an additional insured and shall contain a cross liability/severability endorsement; provided that such obligation shall be limited to Borrower’s using commercially reasonable efforts to cause the tenants under the Leases to comply with such obligation in instances where (y) the Lease for a specific Borrowing Base Property requires the tenant to carry the insurance coverage; and (z) such Lease prohibits or does not require the tenant to name the Agent as mortgagee and/or loss payee, to include a mortgage clause, and/or for the lender’s loss payable endorsements to be issued. The insurance policies provided for in clauses (i), (ii), (iii) and (iv) above as to each Borrowing Base Property shall name Agent as mortgagee and loss payee, shall be first payable in case of loss to Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance reasonably acceptable to Agent. Upon written request of Agent, Borrower shall deliver (or shall request of all such tenants under the Leases to deliver) certified binders of such policies to Agent, and Borrower shall promptly furnish to Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. Prior to the expiration date of the policies, Borrower shall deliver evidence of continued coverage, including a certificate of insurance; provided, however, if Borrower is continuing insurance renewal negotiations at such date, then Borrower shall inform Agent in writing of the status of such insurance renewal negotiations and any anticipated or potential material changes in coverages, deductibles or limits at least thirty (30) days prior to the expiration date of such policies, and shall in any event provide evidence of extension, renewal or replacement prior to the expiration date of the current policies.

(b)            All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of the Credit Parties or anyone acting for the Credit Parties (including, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Borrowing Base Property for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Borrowing Base Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as Agent is concerned, (ii) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of Credit Parties and Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available (except and unless the tenant under a Lease is obligated to carry the primary insurance coverage), (iv) such policies shall not be modified, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice except in cases of non-payment of premium, ten (10) days prior written notice, to Agent shall be required, and (v) that Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.

(c)            The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of Credit Parties and other Persons that are not Borrowing Base Properties, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide, including a loss payable endorsement favoring Agent. The policy will be endorsed with a per location aggregate that applies to the commercial general liability insurance.

(d)            All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the State where the policy is issued and also in the States where each of the Borrowing Base Property is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X.”

(e)            Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

(f)            In the event of any loss or damage to a Borrowing Base Property in excess of $1,000,000, Borrower or the Subsidiary Guarantors shall give prompt written notice to the insurance carrier and the Agent. Subject to the provisions of (g) below, Borrower and each Subsidiary Guarantor hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to appear in and prosecute any action arising from such insurance policies, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds; provided, however, that so long as no Event of Default has occurred and is continuing and so long as Borrower or the applicable Subsidiary Guarantor shall in good faith diligently pursue such claim, Borrower or the applicable Subsidiary Guarantor may make proof of loss and appear in and prosecute any proceedings or negotiations with respect to the adjustment of such claim and collect and receive Insurance Proceeds and Condemnation Proceeds of $1,000,000 or less, except that Borrower or the applicable Subsidiary Guarantor may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that Borrower or the applicable Subsidiary Guarantor may make proof of loss and settle, adjust and compromise any claim under casualty insurance policies which is in an amount less than $1,000,000 so long as no Event of Default has occurred and is continuing and so long as the applicable Borrower shall in good faith diligently pursue such claim. Subject to the provisions of (g) below, Borrower and the Subsidiary Guarantors further authorize the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Borrowing Base Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Borrowing Base Property which are then due and payable and the Obligations as they become due during the course of reconstruction or repair of the Borrowing Base Property and to pay, in accordance with such terms and conditions as the Agent or other lenders of construction projects may prescribe, for the costs of reconstruction or repair of the Borrowing Base Property, and upon completion of such reconstruction or repair to pay the excess to Borrower.

(g)            Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, the Agent shall make Insurance Proceeds and Condemnation Proceeds available to Borrower or the applicable Subsidiary Guarantor to reconstruct and repair the Borrowing Base Property, in accordance with such customary terms and conditions as the Agent may reasonably prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not reasonably estimated by the Agent to exceed twenty percent (20%) of the replacement cost of the damaged Building, (ii) no Event of Default shall have occurred and be continuing (other than any Event of Default occurring solely as a result of such casualty or Taking), (iii) Borrower or the Subsidiary Guarantors shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of the Insurance Proceeds or Condemnation Proceeds received which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration, such approval not to be unreasonably withheld, delayed or conditioned, and reasonably determined that the repaired or restored Borrowing Base Property will provide the Agent with adequate security for the Obligations (which security should be deemed adequate if such security is substantially comparable to the security in place prior to such casualty or Taking) (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) Borrower or the Subsidiary Guarantors shall have delivered to the Agent written agreements binding upon not less than seventy five percent (75%) of the tenants or other parties having present or future rights to possession of any portion of the affected Borrowing Base Property or having any right to require repair, restoration or completion of the Borrowing Base Property or any portion thereof (determined by reference to those tenants in the aggregate occupying or having rights to occupy not less than seventy five percent (75%) of the Net Rentable Area of the Building so damaged), agreeing upon a date for delivery of possession of the Borrowing Base Property or their respective portions thereof, to permit time which is sufficient in the judgment of the Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence satisfactory to the Agent that none of such tenants or other parties may terminate their Leases as a result of such casualty or as a result of having a right to approve the plans and specifications for such repair or restoration, (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Revolving Credit Maturity Date, (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Agent shall receive customary evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against Borrower, the applicable Subsidiary Guarantor or the Agent (or Borrower and the Subsidiary Guarantor shall have provided security for any amounts with respect to which the insurance carrier is asserting any defense to payment), and (ix) with respect to any Taking, Agent shall determine that following such repair or restoration there shall be no more than the lesser of (i) a ten percent (10%) reduction in occupancy or rental income from the Borrowing Base Property so affected by such specific condemnation or taking (excluding any proceeds from rental loss insurance or proceeds from such award allocable to rent) or (ii) a five percent (5%) reduction in occupancy or in rental income from all of the Borrowing Base Properties (excluding any proceeds from rental loss insurance or proceeds of such award allocable to rent), after giving effect to the Taking and any previous Takings which may have occurred. Any excess Insurance Proceeds shall be paid to Borrower or the Subsidiary Guarantors, or if an Event of Default has occurred and is continuing (other than any Event of Default occurring solely as a result of such casualty or Taking), such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this Section be construed to extend the Revolving Credit Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Borrowing Base Property is acquired by the Agent, all right, title and interest of Borrower and the Subsidiary Guarantors in and to any insurance policies and unearned premiums thereon (other than in connection with any blanket policy or a policy maintained by a tenant under any of the Leases) and in and to the proceeds thereof resulting from loss or damage to the Borrowing Base Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to Borrower or the Subsidiary Guarantors or purchaser of the Borrowing Base Property.

(h)            Notwithstanding the provisions of §7.7, as long as the tenant under an Approved Lease complies with the insurance requirements of its Approved Lease (including, without limitation, with respect to self-insurance) the provisions of §7.7 as to types and amounts of coverage and as to the insurers providing same shall be deemed to be satisfied as to the Borrowing Base Property being leased under such Approved Lease.

§7.8      Taxes; Liens. Borrower or the Subsidiary Guarantors will, and will cause their respective Subsidiaries or tenants to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Borrowing Base Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies, that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of Borrower or the Subsidiary Guarantors, or, with respect to their respective Subsidiaries or tenants that, in case of any of the foregoing, would reasonably be expected to have a Material Adverse Effect, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and Borrower or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, Borrower or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9      Inspection of Borrowing Base Properties and Books. The Credit Parties will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at Borrower’ expense (subject to the limitation set forth below) and upon reasonable prior notice and subject to the terms of the respective Lease(s), to visit and inspect any of the Borrowing Base Properties during normal business hours, to examine the books of account of the Credit Parties (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Credit Parties with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Event of Default shall have occurred and be continuing, the Credit Parties shall not be required to pay for such visits and inspections more than once in any twelve (12) month period. The Agent and the Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the tenants, Credit Parties and their respective Subsidiaries.

§7.10      Compliance with Laws, Contracts, Licenses, and Permits. The Credit Parties will comply (or cause to be complied with) in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments to which it is subject, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) would not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Credit Parties or their respective Subsidiaries may fulfill any of its obligations hereunder, the Credit Parties or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof, except where the failure to obtain the foregoing would not reasonably be expected to have a Material Adverse Effect. The Credit Parties and the Subsidiary Guarantors shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that the Credit Parties shall determine that any investors in REIT Guarantor or Borrower are in violation of such act.

§7.11      Further Assurances. The Credit Parties will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request and reasonably deem necessary to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents provided that such instrument and documents are consistent with the terms of the Loan Documents and do not impose any additional material obligations or expenses on the Credit Parties.

§7.12      Management. Borrower and the Subsidiary Guarantors shall not enter into any Management Agreement with a third-party manager for the Borrowing Base Property without the prior written consent of the Agent (which shall not be unreasonably withheld, delayed or conditioned), except where permitted under the terms of any Lease and existing at the time of purchase, and after such approval, no such Management Agreement shall be modified in any material respect or terminated without Agent’s prior written approval, such approval not to be unreasonably withheld, delayed or conditioned. Agent may condition any approval of a new manager upon the execution and delivery to Agent of collateral assignment of such Management Agreement to Agent and a subordination of the manager’s rights thereunder to the rights of the Agent and the Lenders under the Loan Documents. The Management Agreements described on Schedule 6.23 hereto relating to the Initial Borrowing Base Properties are approved by Agent.

§7.13      Leases of the Property.

(a)            Borrower will, and will cause the Subsidiary Guarantors to, take, or cause to be taken, all reasonable steps within the power of Borrower and Subsidiary Guarantors to market and lease the leasable area of the Borrowing Base Properties in accordance with sound and customary leasing and management practices for similar properties, as and when needed. Any such leasing activity shall be conducted in accordance with the terms of §7.13(b), below, and the Mortgages. During the existence of an Event of Default, the Agent shall have the right, and the Borrower and Subsidiary Guarantors hereby authorize the Agent, to communicate directly with any tenant under a Lease to verify any information delivered to the Agent by the Borrower or Subsidiary Guarantors concerning such tenant or such tenant’s Lease.

(b)            Borrower will not, and will not permit the Subsidiary Guarantors to, without the prior written consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (i) enter into any Major Lease, (ii) amend, supplement or otherwise modify any Major Lease in a manner materially adverse to the interest of the Lenders (it being understood that, without limitation, any shortening of a lease term, reduction of rents or other payment obligations, granting of abatements, increasing allowances, contributions or otherwise providing economic concessions to the tenant thereunder, creating economic obligations of the landlord thereunder, increasing the landlord’s obligations or decreasing the landlord’s rights, altering the “triple net” or “double net” (as applicable) nature of any Lease, decreasing the Tenant’s obligations, creating additional remedies, rights of self-help, offset, termination, co-tenancy or other similar provisions for the benefit of the Tenant thereunder, or creating rights of first offer or first refusal, shall be deemed to be materially adverse to the Lenders), (iii) terminate or cancel, or accept the surrender of, any Lease, (iv) to the extent the landlord consent is required under the applicable Lease, consent to the assignment or subletting of (except where tenant remains obligated under the terms of the respective Lease), or (v)grant any concessions to or waive the performance of any obligations of, any Major Lease. To the extent the Agent’s approval or consent is required pursuant to this §7.13, Agent’s approval shall be deemed granted in the event the Agent fails to respond to Borrower’s request within ten (10) Business Days if (A) Borrower has delivered to Agent and Agent’s counsel the applicable documents, with the notation

“IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN TEN (10) BUSINESS DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL”

prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Agent does not approve or reject the applicable request within ten (10) Business Days from the date Agent and Agent’s counsel receive the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service (e.g., Federal Express) that the same has been delivered. Borrower and Subsidiary Guarantors shall furnish the Agent with executed copies of all Leases or amendments thereto hereafter made.

(c)            Borrower shall not, and will not permit the Subsidiary Guarantors to, collect any rents, issues, profits, revenues, income or other benefits payable under any of the Leases for the Borrowing Base Properties more than one (1) month in advance (provided that the foregoing shall not prohibit the collection of security deposits and real estate taxes and insurance premiums billed to tenants annually, semiannually or quarterly). Borrower shall not, and shall not permit the Subsidiary Guarantors to, directly or indirectly, cause, any condition which would result in the termination or cancellation of, or which would relieve the performance of any material obligations of any tenant under, any Lease for all or any portion of the Borrowing Base Properties. In the event that any existing or future security deposit is in the form of a letter of credit, the Borrower shall deliver the original of such Letter of Credit to the Agent, and during the continuance of an Event of Default, Borrower or the applicable Subsidiary Guarantor shall cause Agent to be a named beneficiary thereof and shall otherwise cause such letter of credit to be in form and substance reasonably satisfactory to Agent, and shall assign to Agent its interest in such letter of credit pursuant to documents reasonably satisfactory to Agent. Without limiting any term of the Loan Documents prohibiting Borrower or the Subsidiary Guarantors from terminating Leases, any payments received by Borrower or the Subsidiary Guarantors with respect to early lease termination options or otherwise paid by tenants in consideration of an early termination of any Lease shall be promptly paid to Agent as a prepayment of the Loans.

§7.14      Business Operations. The Credit Parties will not and will not permit any of their respective Subsidiaries to engage in any business other than to acquire, own, use, operate, manage, finance, sell, lease, sublease, exchange or otherwise dispose of double or triple net commercial properties, directly or indirectly, and engage in any other activities related or incidental thereto or permitted pursuant to the terms hereof.

§7.15      Registered Service Mark. Without prior written notice to the Agent, none of the Borrowing Base Properties shall be owned or operated by Borrower or the Subsidiary Guarantors under any registered or protected trademark, tradename, service mark or logo.

§7.16      Ownership of Real Estate. Without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed), all Real Estate and all interests (whether direct or indirect) of Borrower or REIT Guarantor in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by Borrower or a Wholly Owned Subsidiary of Borrower; provided, however that Borrower shall be permitted to directly or indirectly own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates as permitted by §8.3.

§7.17      Beneficial Ownership Information. Promptly following any request therefor, Borrower shall provide information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable Anti-Money Laundering Laws.

§7.18      Cash Management.

(a)            Borrower hereby confirms that it has or will establish and maintain with Agent a deposit account (the “Collateral Account”) for the purposes of receiving all payments from the tenants of the Subsidiary Guarantors, which account shall be subject to the Account Pledge Agreement.

(b)            Amounts on deposit in the Collateral Account shall be invested and reinvested by Agent in such Cash Equivalents as directed by Borrower unless an Event of Default shall have occurred and be continuing, in which instance such amounts shall be invested and reinvested as Agent shall determine in its sole discretion. Without limiting any other rights and remedies of the Agent and the Lenders hereunder, all amounts deposited in the Collateral Account shall be applied by the Agent against the Obligations while any Event of Default shall be in existence.

§7.19      Plan Assets. The Credit Parties will do, or cause to be done, all things necessary to ensure that none of the Borrowing Base Properties will be deemed to be Plan Assets at any time.

§7.20      Guarantor Covenants. Borrower shall cause REIT Guarantor to comply with the following covenants:

(a)            REIT Guarantor will not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in Borrower, or any dilution of its interest in Borrower, that would result in a Change of Control (except in connection with the Mezzanine Loan (subject in all respects to the terms of the Mezzanine Intercreditor Agreement)); and

(b)            the REIT Guarantor shall not dissolve, liquidate or otherwise wind-up its business, affairs or assets.

§7.21      Borrowing Base Properties. Without limiting the further covenants contained in the Security Documents, at all times Borrower and the Subsidiary Guarantors shall use commercially reasonable efforts to cause each other or the applicable tenant, to:

(a)            pay (or cause to be paid in accordance with the terms of the Leases) all real estate and personal property taxes, assessments, water rates or sewer rents, ground rents, common area maintenance charges, impositions, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Borrowing Base Property, now or hereafter levied or assessed or imposed against any Borrowing Base Property or any part thereof (except those which are being contested in good faith by appropriate proceedings diligently conducted where the failure to pay any of the foregoing could reasonably be expected to have a Material Adverse Effect).

(b)            pay (or cause to be paid in accordance with the terms of the Leases), all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Borrowing Base Property (except those which are being contested in good faith by appropriate proceedings diligently conducted where the failure to pay any of the foregoing could reasonably be expected to have a Material Adverse Effect), and in any event never permit to be created or exist in respect of any Borrowing Base Property or any part thereof any other or additional Lien or security interest other than Permitted Liens.

(c)            maintain, operate and keep the Borrowing Base Properties in good condition, repair and working order (ordinary wear and tear excepted) in accordance with the terms of the Leases, and in all material respects in accordance with all Legal Requirements in accordance with Borrower’s or such Subsidiary’s prudent business judgment, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

§7.22      REIT Guarantor. Upon completion of the IPO Event, the Equity Interests of REIT Guarantor shall at all times thereafter be publicly-traded on the New York Stock Exchange, or some other comparable stock exchange. The REIT Guarantor shall at all times comply with all requirements of applicable laws to the extent necessary to maintain its status as a real estate investment trust under the Code, shall elect to be treated as a real estate investment trust and shall, subject to the provisions hereof, operate its business in compliance with the terms and conditions of this Agreement applicable to REIT Guarantor and the other Loan Documents to which it is a party.

§7.23      Sanctions Laws and Regulations. Borrower shall not, directly or to its knowledge (other than in respect of any Guarantor or Subsidiary of Borrower) indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions, (ii) in any manner that would result in a violation of applicable Sanctions by any party to this Agreement, or (iii) in any manner that would cause Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions. Borrower shall maintain policies and procedures designed to achieve compliance with Sanctions.

§7.24      New York Mortgage Limitation. At any time that the outstanding amount of all Revolving Credit Loans is less than $2,019,600.00 (the “New York Real Estate Allocated Amount”), within five (5) Business Days after the request of Agent, the Borrower and the Subsidiary Guarantor that owns the Real Estate located in the State of New York will execute such documents as Agent may reasonably request so as to amend the Mortgage covering the Real Estate located in the State of New York (the “New York Mortgage”) in order that such the New York Mortgage continues to secure the New York Real Estate Allocated Amount.

To the extent that the outstanding amount of all Revolving Credit Loans is less than the New York Real Estate Allocated Amount and to the extent required by virtue of compliance with this §7.24, or to the extent otherwise required by Applicable Law, the Borrower and the Subsidiary Guarantor that owns the Real Estate located in the State of New York shall take all further actions including the payment of any additional mortgage recording taxes, fees, charges, costs and expenses required so to grant, preserve, protect or perfect the Liens created by such New York Mortgage to the maximum amount of Obligations secured by the New York Mortgage (i.e. the New York Real Estate Allocated Amount) and the validity, enforceability or priority of any such Lien.

§7.25      Escrow Account. On the Closing Date, as collateral security for the Obligations, Borrower will deposit $1,000,000 into an Agent-controlled escrow account, established in the name of Agent, on behalf of the Lenders, which will be released to Borrower upon the earlier of: (i) the Goldman Preferred Equity Investment having been completed; (ii) the Replacement Equity Investment having been completed; or (iii) Borrower and REIT Guarantor having achieved a Distributions to Funds From Operations ratio of not greater than one hundred percent (100%) as of the last calculation date for the immediately preceding fiscal quarter.

§8.      NEGATIVE COVENANTS. The Credit Parties covenant and agree that, so long as any Loan or Note is outstanding (other than contingent indemnification claims for which no claim has been made) or any of the Lenders has any obligation to make any Loans:

§8.1      Restrictions on Indebtedness. The Credit Parties will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(i)            Indebtedness to the Lenders arising under any of the Loan Documents;

(ii)            Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;

(iii)            current liabilities of the Credit Parties and other Subsidiaries incurred in the ordinary course of business (including under surety bonds, performance bonds, etc. to secure worker’s compensation claims, bank overdrafts), but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iv)            Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(v)            Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(vi)            endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vii)            Indebtedness under leases and Capital Lease obligations;

(viii)            Indebtedness incurred to any other landowners, government or quasi-government or entity or similar entity in the ordinary course of business in connection with the construction or development of any Real Estate, including, without limitation, subdivision improvement agreements, development agreements, reimbursement agreements, infrastructure development agreements, agreements to construct or pay for on-site or off-site improvements and similar agreements incurred in the ordinary course of business in connection with the development of Real Estate or construction of infrastructure in connection therewith as well as any Indebtedness for any bonds or letters of credit posted to secure the obligations under any of the foregoing;

(ix)            Indebtedness of the Borrower or any Guarantor constituting customary non-recourse carve out guarantees and environmental indemnifications of Indebtedness permitted to be incurred by Subsidiaries of the Borrower or any Guarantor;

(x)            The Permitted Mezzanine Obligations (which for the avoidance of doubt does not allow for repayment of PIK Payments during the Loan term but does allow for accrual of such PIK Payments); or

(xi)            All obligations under the TEN31 Bridge Financing agreements and documents (if and only to the extent the terms of the same are approved by all Lenders in their sole and absolute discretion and such financing will be permitted then only to the extent of such approved terms) in an amount not to exceed $25,000,000.00.

§8.2      Restrictions on Liens, Etc. The Credit Parties and their Subsidiary Guarantors will not (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, or other security interest of any kind upon the Borrowing Base Properties, the Equity Interests in Borrower, any Subsidiary Guarantor, or their material respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) except as otherwise permitted under this Agreement, transfer any of Borrower’s or any Subsidiary Guarantor’s material property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement, except for lease arrangements classified as financing leases for GAAP; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid would by law or upon bankruptcy or insolvency, or otherwise, be given Lien priority as to the Borrowing Base Properties over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, Borrower, any Subsidiary Guarantor or any other Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i)            Liens not yet due or payable on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not overdue by more than 60 days or are being contested in good faith and by appropriate proceedings diligently conducted with adequate reserves being maintained by Borrower in accordance with GAAP or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents;

(ii)            deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)            deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(iv)            judgment liens and judgments that do not constitute an Event of Default;

(v)            encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which Borrower, any Subsidiary Guarantor or any other Subsidiary is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;

(vi)            Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and/or the Hedge Obligations;

(vii)            Liens granted by DST Entities or Subsidiaries of the REIT Guarantor that are not Credit Parties to secure Indebtedness permitted under §8.1(vi) or (viii) above;

(viii)            The Permitted Mezzanine Lien securing the Permitted Mezzanine Obligations;

(ix)            Liens and encumbrances on a Borrowing Base Property expressly permitted under the terms of the Mortgage relating thereto;

(x)            direct liens on Real Estate (other than the Borrowing Base Properties or other Collateral) to secure Indebtedness of Subsidiaries of the Borrower that are not Subsidiary Guarantors;

(xi)            rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(xii)            Liens of Capitalized Leases on the property leased thereby;

(xii)            Leases permitted by this Agreement; and

(xiii)            Any transfer of any Borrowing Base Property in connection with a Taking.

§8.3      Restrictions on Investments.

(a)            No Credit Party will make or permit to exist or to remain outstanding any Investment except Cash Equivalents or Investments in:

(i)            marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by Borrower or Subsidiary Guarantor;

(ii)            marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(iii)            demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks;

(iv)            securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;

(v)            repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (i), (iv) and (vi) with banks described in the foregoing subsection (iii) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(vi)            shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (i) through (iv) and have total assets in excess of $50,000,000;

(vii)            the acquisition of fee interests and properties subject to ground leases by a Subsidiary Guarantor (directly or indirectly) in real estate and investments (including loans) incidental thereto and any and all construction and development related thereto;

(viii)            Investments in DST Entities, tenants in common or joint ventures that do not violate REIT status, test or compliance restrictions;

(ix)            Investments which constitute Indebtedness to the extent such Indebtedness is permitted pursuant to §8.1; or

(x)            Investments by Borrower in Subsidiaries that are directly or indirectly one hundred percent (100%) owned by Borrower, which in turn own Investments permitted by this §8.3.

Notwithstanding the foregoing, the aggregate Investments of the Consolidated Entities in:

(1)        Land Assets shall not exceed ten percent (10%) of Total Asset Value;

(2)        Construction in Progress shall not exceed five percent (5%) of Total Asset Value; and;

(3)        mortgages, mezzanine loans and other debt instruments, as lender in respect thereof, shall not exceed ten percent (10%) of Total Asset Value.

Provided the aggregate amount of Investments described in clauses (1) through (3) above shall not exceed ten percent (10%) of Total Asset Value; with any violation of the foregoing limits not resulting in an Event of Default but shall result in the amount of such excess being excluded when calculating Total Asset Value.

For the purposes of this §8.3, the Investment of Borrower or Subsidiary Guarantors in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of their non-Wholly Owned Subsidiary and Unconsolidated Affiliate’s Investment in Real Estate recognized at the lower of such Person’s purchase price or the Appraised Value; plus (ii) such Person’s pro rata share of any other Investments recognized at the GAAP net book value.

§8.4     Merger, Consolidation. No Credit Party will become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination (or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions if it has a substantially similar effect as any of the foregoing), in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of Borrower with and into Borrower (it being understood and agreed that in any such event Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of Borrower or (iii) in connection with the release of all Collateral owned by such Subsidiary Guarantor.

§8.5     Restrictions on Prepayment of Indebtedness. The Credit Parties will not and will not permit their Subsidiaries to voluntarily prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any material Indebtedness other than the Obligations and the Hedge Obligations after the occurrence and continuance of any Event of Default; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed primarily from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1 (excluding, except to the extent permitted under the Mezzanine Intercreditor Agreement (if at all), any prepayment of the Permitted Mezzanine Obligations); and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied primarily from the proceeds of a sale of the Real Estate securing such Indebtedness.

§8.6     Compliance with Environmental Laws. None of the Credit Parties will do any of the following: (a) use any of the Borrowing Base Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of a Subsidiary Guarantor’s or its tenants’ business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Borrowing Base Properties any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Borrowing Base Properties except in material compliance with Environmental Laws, (d) conduct any activity at any Borrowing Base Properties or use any Borrowing Base Properties in any manner that would reasonably be expected to cause a Release of Hazardous Substances on, upon or into the Borrowing Base Properties or any surrounding properties which would reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, any such use, generation, conduct or other activity described in clauses (a) to (e) of this §8.6 would not reasonably be expected to have a Material Adverse Effect.

The Credit Parties shall, except for any failure to comply that would not reasonably be expected to have a Material Adverse Effect:

(i)       in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action as required by Environmental Laws, and

(ii)      if any Release or disposal of Hazardous Substances which Borrower or the Subsidiary Guarantors are legally obligated to contain, correct or otherwise remediate shall occur or shall have occurred on any Borrowing Base Property (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Borrowing Base Property by Borrower or the Subsidiary Guarantors), the relevant Borrower or Subsidiary Guarantor shall, after obtaining knowledge thereof, cause the performance of actions required by applicable Environmental Laws at the Borrowing Base Property in material compliance with all applicable Environmental Laws; provided, that each of Borrower and the Subsidiary Guarantors shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event to the reasonable satisfaction of the Agent or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

At any time that an Event of Default shall have occurred and is continuing hereunder, the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Borrowing Base Properties prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at any such Borrowing Base Property in a quantity or condition that is required to be contained, corrected or otherwise remediated by the owner or operator of the Borrowing Base Property pursuant to applicable Environmental Laws and (ii) whether the use and operation of any such Borrowing Base Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable and objective grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred at or from any Borrowing Base Property which the owner or operator of such property would be obligated to contain, correct or otherwise remediate pursuant to Environmental Laws, or that any of the Borrowing Base Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower or the Subsidiary Guarantor shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Borrowing Base Property prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at such Borrowing Base Property and (ii) whether the use and operation of such Borrowing Base Property complies with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Borrowing Base Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Borrowing Base Property and the use and operation thereof with all Environmental Laws. All reasonable expenses of environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of Borrower and the Subsidiary Guarantors.

§8.7     Distributions.

(a)         Commencing as of Closing Date, REIT Guarantor and Borrower shall not make Distributions in an amount (without duplication) exceeding: (a) one hundred and fifty percent (150%) of Funds from Operations as at the last day of the fiscal quarter of Borrower ending as of December 31, 2020, annualized, and (b) commencing January 1, 2021, one hundred and thirty five percent (135%) of Funds from Operations ending as of March 31, 2021, annualized, and (c) commencing April 1, 2021, one hundred and twenty percent (120%) of Funds from Operations ending as of June 30, 2021, annualized, and (d) commencing July 1, 2021, one hundred percent (100%) of Funds from Operations (as at the last day of each fiscal quarter of Borrower, annualized), through the Revolving Credit Maturity Date. During the three-month period ending December 31, 2020, the Borrower may make special dividends to the Series A, Series B, Series C, and Series DRIP 1 shareholders of not more than $3,000,000, which Distributions shall be excluded from the foregoing calculation. This covenant shall be tested on a trailing three (3) month basis as of any date of determination. Notwithstanding the foregoing, no dividends or distributions shall be made by the Borrower or the REIT Guarantor while any Default or Event of Default shall be in existence unless and except to the extent the right or ability to make any such dividends or distributions shall be required to be maintained by the Borrower or the REIT Guarantor as applicable, or may not be restricted as aforesaid, in order to comply with any applicable Legal Requirements and maintain the real estate investment trust status of the REIT Guarantor, provided further no such dividends or distributions shall be made if an Event of Default under §§12.1(a), (b), (g), (h) or (i) shall be in existence. No Mezzanine Loan Interest Payments shall be made upon the occurrence and during the continuance of an Event of Default under either the Loan or the Mezzanine Loan.

(b)     Borrower shall not make, nor shall Borrower permit any Credit Party to make, any dividends or distributions (i) on account of any Preferred Securities or common shares of the Borrower or any Credit Party if an Event of Default under §12.1(r) has occurred and is continuing and (ii) to make any cash payments of paid-in-kind interest that have accrued on Preferred Securities.

(c)     Neither Borrower nor any other Credit Party shall make any other Distributions not otherwise permitted by the terms of the Mezzanine Loan Agreement.

§8.8     Asset Sales. Other than as permitted under §5.4 or in connection with a Taking, Borrower and the Subsidiary Guarantors will not sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction or if replaced with an asset(s) of reasonably equivalent or greater value, and subject in all instances to §5.4 hereof.

§8.9     Borrowing Base Properties. Borrower shall not, nor shall they permit any other Subsidiary Guarantor, directly or indirectly, to:

(a)        use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Borrowing Base Properties by any tenant, in any manner (i) which violates any Legal Requirement or which constitutes a public or private nuisance and has a Material Adverse Effect, or (ii) which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with §7.7(a) commercially unreasonable (including by way of increased premium) and has a Material Adverse Effect;

(b)       without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed), except in connection with any construction, development or redevelopment of any Borrowing Base Property pursuant to a Lease entered into in accordance with this Agreement, initiate or permit any zoning reclassification of any Borrowing Base Property, seek any variance under existing zoning ordinances applicable to any Borrowing Base Property, or in any event use or knowingly permit the use of any Borrowing Base Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Legal Requirements if such nonconforming use would reasonably be expected to have a Material Adverse Effect;

(c)         without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed), except in connection with any construction, development or redevelopment of any Borrowing Base Property, (i) impose any material easement, restrictive covenant, or encumbrance upon any Borrowing Base Property, other than the easements entered into the ordinary course of business and that would customarily be agreed to by a reasonably prudent land owner, (ii) execute or file any subdivision plat or condominium declaration affecting any Borrowing Base Property, or (iii) consent to the annexation of any Borrowing Base Property to any municipality;

(d)        do any act, by Borrower or Subsidiary Guarantor which would reasonably be expected to materially decrease the value of any Borrowing Base Property as reflected in the most-recent Appraisal (including by way of negligent act); or

(e)        without the prior written consent of all the Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), take any affirmative action to permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Borrowing Base Property regardless of the depth thereof or the method of mining or extraction thereof.

§8.10   Derivatives Contracts. No Borrower or Subsidiary Guarantor shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Derivative Contracts made in the ordinary course of business and not prohibited pursuant to §8.1 and which are not secured by any portion of the Collateral granted to the Agent under any of the Loan Documents (other than Hedge Obligations).

§8.11   Transactions with Affiliates. No Borrower or Subsidiary Guarantor shall permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of Borrower), except (i) transactions in connection with the Management Agreements (and any amendments, waivers, renewals or extension of any of the same), (ii) transactions set forth on Schedule 6.15 attached hereto (and any amendments, waivers, renewals or extension of any of the same), (iii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and (iv) distributions permitted under §8.7.

§8.12   Management Fees. The Credit Parties shall not pay, and shall not permit to be paid, any property management, advisory or acquisition fees or other payments under any Management Agreement for any Borrowing Base Property to any Person that is an Affiliate of the Credit Parties in the event that an Event of Default shall have occurred and be continuing.

§8.13   Changes to Organizational Documents and Other Loan Documents. Borrower shall not amend or modify, or permit the amendment or modification of, the trust agreement, limited partnership agreement, limited liability company agreements or other formation or organizational documents of Borrower, REIT Guarantor (except in connection with the Goldman Preferred Equity Investment or Replacement Equity Investment) or any Subsidiary Guarantor (x) without the prior approval of Agent and the Lenders, to the extent required by §8.14, or (y) in any material respect, without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, none of the Borrower, REIT Guarantor, or any Subsidiary Guarantor will issue any Preferred Securities (except as set forth in §8.14) without the prior written consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed). REIT Guarantor shall not amend or modify, or permit the amendment or modification of, the Mezzanine Loan Agreement or Mezzanine Loan Documents, except as permitted under this Agreement.

§8.14   Restrictions on Preferred Equity Issuances. Without limiting the foregoing, no Credit Party will (i) make any cash payments of paid-in-kind interest accrued on Preferred Securities or (ii) issue any Preferred Securities without the prior written consent of Agent and the Lenders other than the contemplated preferred equity investment of no more than $50,000,000.00 (plus the sum of (a) the “OID”, (b) the “Lead Investor Fee”, and (c) the amount of any “PIK” (each such term as defined in the Goldman Preferred Equity Investment term sheet attached as Schedule 8.14) paid from time to time) from (1) Goldman Sachs Asset Management’s Alternative Investments & Manager Selection Group or any of its Affiliates or designees (which shall be upon the same or substantially the same terms as those set forth in the term sheet attached as Schedule 8.14) (the “Goldman Preferred Equity Investment”) or (2) the Replacement Equity Investment investor(s). Notwithstanding the foregoing, and for the avoidance of doubt, any and all documentation related to the Goldman Preferred Equity Investment or the Replacement Equity Investment shall be subject to the prior review and approval of the Lenders in their sole but reasonable discretion. Notwithstanding anything to the contrary contained in this Agreement, the Goldman Preferred Equity Investment or the Replacement Equity Investment shall be treated as equity for the purposes of all calculations involving, or covenants relating to, debt or interest expense (including Indebtedness and Consolidated Interest Expense) regardless of GAAP accounting classifications. The issuance of any additional preferred equity interests (i.e., in excess of the $50,000,000, plus the sum of (a) the “OID,” (b) the “Lead Investor Fee,” and (c) the amount any “PIK” paid from time to time), whether in connection with the Goldman Preferred Equity Investment or otherwise, shall be subject to the sole and absolute approval of the Lenders. No Credit Party will modify or amend any of the Mezzanine Loan Documents or TEN31 Bridge Financing documents (if approved by Agent).

§9.        FINANCIAL COVENANTS. Borrower and REIT Guarantor covenant and agree that, so long as any Loan or Note is outstanding (other than contingent indemnification claims for which no claim has been made) or any Lender has any obligation to make any Loans, Borrower and REIT Guarantor, as applicable, shall at all times comply with the following covenants which covenants shall be tested quarterly, as of the close of each fiscal quarter, commencing with the fiscal quarter ending on December 31, 2020.

§9.1     Maximum Leverage Ratio.

(a)     Total Leverage shall not exceed seventy five percent (75%).

(b)     The Borrowing Base Leverage Ratio shall not exceed fifty-five percent (55%).

(c)     The Senior Leverage Ratio shall not exceed fifty-five percent (55%).

§9.2     Minimum Consolidated Fixed Charge Ratio. The Fixed Charge Ratio shall not be less than 1.50 to 1.0.

§9.3     Minimum Tangible Net Worth. The Consolidated Tangible Net Worth shall not be less than the sum of (i) during the sixty (60) days following the Closing Date, $85,000,000.00, and thereafter, $90,000,000.00, plus (ii) an amount equal to eighty-five percent (85%) of the net proceeds from any issuance of common Equity Interests or Preferred Securities in REIT Guarantor or Borrower following the Closing Date, plus (iii) an amount equal to 85% of the equity in any Real Estate contributed to REIT Guarantor or Borrower following the Closing Date.

§9.4     Minimum Debt Yield.

(a)        The REIT Guarantor’s Senior Debt Yield shall not be less than eleven percent (11%).

(b)        The REIT Guarantor’s Total Debt Yield shall not be less than nine percent (9%).

§9.5     Variable Rate Debt.

(a)         Indebtedness of the REIT Guarantor and its Subsidiaries (without duplication) which bears interest at a floating rate (and which is not the subject of a Hedge) may not exceed 30% of the Total Asset Value.

(b)        Borrower shall be required to Hedge a minimum of 50% of the initial outstanding Loans as of the Closing Date until the Initial Maturity Date.

§9.6     Borrowing Base Covenants. The Borrowing Base Properties shall at all times comply with the following:

(a)         Minimum Number of Properties. At no time shall there be less than 30 properties in the Borrowing Base.

(b)        Minimum Aggregate Borrowing Base Value. From and after the Closing Date, the Aggregate Borrowing Base Value at all times be greater than $130,000,000.00.

(c)         Minimum Lease Term. The Borrowing Base Properties, taken as an entirety, shall at all times be subject to Major Leases with a minimum weighted average remaining lease term in excess of seven (7) years.

(d)        Tenant Concentration. No individual tenant may constitute or contribute more than twenty five percent (25%) of the Aggregate Borrowing Base Value or Adjusted Net Operating Income, with any such excess over such limit being excluded when calculating the Aggregate Borrowing Base Value and/or Adjusted Net Operating Income.

§9.7     Liquidity. At all times, and without duplication, the Credit Parties shall maintain Liquidity of $3,000,000 (the “Minimum Liquidity Requirement”); provided that (a) not more frequently than annually or in connection with a Material Acquisition, and (b) no Event of Default or Default shall have then occurred and be continuing, the Borrower may seek a reduction to the Minimum Liquidity Requirement, subject to approval by the Super Majority Lenders in their sole discretion. Notwithstanding anything contained herein to the contrary, at any time that Liquidity is below the Minimum Liquidity Requirement, the Borrower will have forty-five (45) days to cure such deficit prior to triggering an Event of Default.

§10.       CLOSING CONDITIONS. The obligation of the Lenders to, or on the date hereof, make the initial Loans or to initially include any Real Estate in the Borrowing Base Properties shall be subject to the satisfaction (unless waived by Agent in writing) of the following conditions precedent:

§10.1   Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.

§10.2   Certified Copies of Organizational Documents. The Agent shall have received from (a) Borrower and REIT Guarantor, a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized of its formation documents filed with such State, (b) each Credit Party, a copy, certified as of recent date by a duly authorized officer, partner or member, as applicable, of such Person to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Credit Party, as applicable, (c) each Credit Party, a good standing or similar certificate of recent date from the State of its formation, and (d) each Subsidiary Guarantor, a good standing or similar certificate of recent date from the State where its Initial Borrowing Base Property is located.

§10.3    Resolutions. All action on the part of each Credit Party, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4   Incumbency Certificate; Authorized Signers. The Agent shall have received from each Credit Party an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from each Credit Party a certificate, dated as of the Closing Date, signed by a duly authorized representative of such Credit Party and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of such Credit Party under the Loan Documents.

§10.5   Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to each Credit Party in form and substance reasonably satisfactory to the Agent.

§10.6   Payment of Fees. Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7   Insurance. The Agent shall have received certificates evidencing that the Agent and the Lenders are named as mortgagee and additional insured, as applicable, on all policies of insurance as required by this Agreement.

§10.8   Performance; No Default. Each Credit Party shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.9   Representations and Warranties. The representations and warranties made by the Credit Parties in the Loan Documents or otherwise made by or on behalf of the Credit Parties and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date (unless such representations and warranties are limited by their terms to a specific date).

§10.10      Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require and are customarily required in connection with similar transactions.

§10.11      Eligible Real Estate Qualification Documents(a)      . The Eligible Real Estate Qualification Documents for each Borrowing Base Property included in the Collateral as of the Closing Date shall have been delivered to the Agent at Borrower’ expense and shall be in form and substance reasonably satisfactory to the Agent.

§10.12      Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein. Further, such Compliance Certificate shall include within the calculation of Net Operating Income any Borrowing Base Properties which have been owned for less than a calendar quarter, and shall be based upon financial data and information with respect to Borrowing Base Properties as of the end of the most recent calendar month as to which data and information is available.

§10.13      Appraisals. The Agent shall have received Appraisals of each of the Borrowing Base Properties being included as a Borrowing Base Property for the first time in form and substance reasonably satisfactory to the Agent and the Lenders, reflecting the Appraised Value for such Borrowing Base Properties.

§10.14      Beneficial Ownership Certification. (i) Upon the reasonable request of any Lender made at least ten (10) Business Days prior to the Closing Date, REIT Guarantor shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) days prior to the Closing Date; and (ii) at least five (5) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

§10.15      Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.16      Patriot Act; Anti-Money Laundering Laws. REIT Guarantor and each of the other Credit Parties shall have provided to Agent and the Lenders the documentation and other information requested by Agent at least five (5) Business Days prior to the Closing Date in order to comply with the requirements of any Anti-Money Laundering Laws, including, without limitation, the Patriot Act and any applicable “know your customer” rules and regulations.

§10.17      Mezzanine Loan. The Agent shall have received (i) evidence that REIT Guarantor shall have received proceeds of no greater than $100,000,000 from the Mezzanine Loan and (ii) executed copies of the Mezzanine Loan Agreement, the Mezzanine Intercreditor Agreement and all related documents governing the Permitted Mezzanine Obligations, reflecting that there is no collateral for such Indebtedness other than the Permitted Mezzanine Lien.

§10.18      Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested and are customarily required in connection with similar transactions.

§11.       CONDITIONS TO ALL BORROWINGS. The obligations of the Lenders to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1        Representations True; No Default. Each of the representations and warranties made by or on behalf of the Credit Parties or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.2        Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.8.

§11.3        Future Advances Tax Payment. In addition to the requirements of §15 hereof, as a condition precedent to any Lender’s obligations to make any Loans available to Borrower hereunder, Borrower will obtain a letter from the Title Insurance Company or local counsel stating that any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Borrowing Base Properties are located, have been paid.

§12.      EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1       Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)      Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)      Borrower shall fail to pay any interest on the Loans within five (5) days of the date that the same shall become due and payable, or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within five (5) days after notice from Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)     Borrower shall fail to complete the Goldman Preferred Equity Investment and be in receipt of all of the funds due thereunder within sixty (60) days from the Closing Date (the “Goldman Closing Period”); provided however, that notwithstanding the foregoing, Borrower shall be provided an additional one hundred twenty (120) days from the expiration of the Goldman Closing Period (the “Equity Subscription Period”) to complete a Replacement Equity Investment, in lieu of the Goldman Preferred Equity Investment, in accordance with the Replacement Equity Investment Criteria; notwithstanding the foregoing, from the end of the Goldman Closing Period through the completion of the Replacement Equity Investment, all Borrowing Base Availability shall cease and no Loans shall be advanced hereunder;

(d)     any of Borrower or the other Credit Parties or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in §8 or §9;

(e)     any of Borrower or the other Credit Parties shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 (including, without limitation, §12.2 below) or in the other Loan Documents), and such failure shall continue for thirty (30) days after Borrower receives from Agent written notice thereof, and in the case of a default that cannot be cured within such thirty (30)-day period despite Borrower’s diligent efforts but is susceptible of being cured within ninety (90) days of Borrower’s receipt of Agent’s original notice, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Borrower’s receipt of Agent’s original notice, or any material representation or warranty made by or on behalf of the Credit Parties or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated, except to the extent it is not reasonably expected to have a Material Adverse Effect;

(f)       Any (i) Borrower or other Credit Party defaults under any Recourse Indebtedness (exclusive of the Mezzanine Loan or Permitted Mezzanine Obligations which is subject to (iii) of this subsection) or suffers a claim under non-recourse carve-out guaranty with respect to all uncured defaults at any time, (ii) Borrower, Guarantor or any Subsidiary thereof defaults under any Non-Recourse Indebtedness, in an aggregate amount (in the case of (i) or (ii) above) equal to or greater than $25,000,000 with respect to all uncured defaults at any time, or (iii) any “Event of Default” (as defined in the Mezzanine Loan Agreement) occurs which is not (1) cured within the time period provided for cure of the same under, and in accordance with, the applicable provisions of the Mezzanine Loan Documents or (2) waived thereunder;

(g)      any of Borrower or other Credit Party (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize any of the foregoing;

(h)     a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of Borrower or other Credit Party or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(i)       a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of Borrower or other Credit Party or adjudicating any such Person bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j)      there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, one or more uninsured or unbonded final judgments against REIT Guarantor or any Subsidiary that, either individually or in the aggregate, exceed in excess of $2,500,000.00 in any calendar year;

(k)      any of the material Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the material Loan Documents shall be commenced by or on behalf of any of the Credit Parties, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the material Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)       REIT Guarantor ceases to be treated as a real estate investment trust under the Code in any taxable year or, after the occurrence of the IPO Event, the common Equity Interests of the REIT Guarantor shall fail to be listed and traded on the New York Stock Exchange or another publicly recognized exchange;

(m)     with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and such event reasonably would be expected to result in liability of any of the Credit Parties to pay money to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and one of the following shall apply with respect to such event: (x) such event in the circumstances occurring reasonably would be expected to result in the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(n)      any dissolution, termination, partial or complete liquidation, merger or consolidation of any of Borrower or the Guarantors shall occur or any sale, transfer or other disposition of any material portion of the assets of any of Borrower or the Guarantors shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;

(o)      any of Borrower, the Guarantors or any of their respective Subsidiaries or any officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which would reasonably likely result in the forfeiture of (i) any assets of such Person which in the good faith judgment of the Required Lenders would reasonably be expected to have a Material Adverse Effect, or (ii) the Collateral;

(p)     any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate any Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under any Guaranty or any other Loan Document;

(q)     any Change of Control shall occur; or

(r)      REIT Guarantor shall default on or fail to perform any affirmative, negative or financial covenant or other obligation contained in any documentation relating to the Goldman Preferred Equity Investment or Replacement Equity Investment which default or failure to perform is not cured within any applicable cure period set forth in such documentation if (i) the effect of such default or failure is to cause, or to permit the holder or holders of the Goldman Preferred Equity Investment or Replacement Equity Investment (with or without the giving of notice, the lapse of time or both) to cause, the mandatory redemption of the Goldman Preferred Equity Investment or Replacement Equity Investment in whole or in part, or (ii) such default or failure gives the holder or holders of the Goldman Preferred Equity Investment or Replacement Equity Investment any payments, rights or remedies that could reasonably be expected to be adverse to the Lenders (as determined in their sole discretion);

then, and upon the occurrence and during the continuance of any such Event of Default, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to Borrower declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; provided that in the event of any Event of Default specified in §12.1(g), §12.1(h) or §12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.

§12.2       Certain Cure Periods. Notwithstanding anything contained herein to the contrary (including §12.1), in the event that there shall occur any Default or Event of Default that affects only certain Borrowing Base Property or the owner(s) thereof (if such owner is a Subsidiary Guarantor) or the removal of certain Borrowing Base Property would cure such Default or Event of Default, then Borrower may elect to cure such Default or Event of Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Borrowing Base Property from the calculation of the Borrowing Base Availability (and Borrower’ compliance with §3.2 as a result thereof), in which event such removal and reduction shall be completed within thirty (30) days after receipt of notice of such Default or Event of Default from the Agent.

§12.3        Termination of Commitments. If any one or more Events of Default specified in §12.1(g), §12.1(h) or §12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans to Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to Borrower terminate the obligation to make Loans to Borrower. No termination under this §12.3 shall relieve Borrower of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4        Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If any Credit Party fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable and documented attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5        Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of remedies under any of the Loan Documents, such monies shall be distributed for application as follows:

(a)     First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all Obligations constituting reasonable and documented out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)     Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; (ii) in the event that any Lender shall have wrongfully failed or refused to make an advance under §2.9(a) and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations except Hedge Obligations described in this subsection (b); and (iv) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among the Lenders, pro rata,; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)     Third, to the payment of the Lender Hedge Obligations, if any, which Lender Hedge Obligations shall be paid out ratably to each Lender Hedge Provider on a pari passu basis without regard to any separate arrangements under such Lender Hedge documents; and

(d)     Fourth, the excess, if any, shall be returned to Borrower or to such other Persons as are entitled thereto.

§13.      SETOFF. Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender or any Affiliate thereof to any Credit Party and any securities or other property of such parties in the possession of such Lender or any Affiliate may, without notice to any Credit Party (any such notice being expressly waived) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations. Each of the Lenders agrees with each other Lender that if such Lender shall receive from a Credit Party, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.     THE AGENT.

§14.1     Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent and all other powers not specifically reserved to the Lenders, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2     Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by Borrower.

§14.3     No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to the Lenders for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4     No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of Borrower or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of Borrower or any of their respective Subsidiaries, or the value of the Collateral or any other assets of Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and M&T in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or M&T. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5     Payments.

(a)            A payment by Borrower to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(b)            If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6     Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7     Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8     Agent as Lender. In its individual capacity, M&T shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9     Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and Borrower. The Required Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct or if the Agent is a Defaulting Lender (with the Commitment Percentage of the Lender which is acting as Agent shall not be taken into account in the calculation of Required Lenders for the purposes of removing Agent in the event of the Agent’s willful misconduct or gross negligence). Upon any such resignation, or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent (i) any Lender or (ii) any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent Lender shall be reasonably acceptable to Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be (i) any Lender or (ii) any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as Agent. After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§14.10     Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if so requested by the Required Lenders which have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by Borrower or out of the Collateral within such period with respect to the Borrowing Base Properties. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11     Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders (or each of those affected by such proceeding) as required by §27 of this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Required Lenders requesting that Agent file such proof of claim.

§14.12     Request for Agent Action. Agent and the Lenders acknowledge that in the ordinary course of business of Borrower, (a) Borrower will enter into leases or rental agreements covering Borrowing Base Properties that may require the execution of a Subordination, Attornment and Non-Disturbance Agreement in favor of the tenant thereunder, (b) a Borrowing Base Property may be subject to a Taking, (c) a Subsidiary Guarantor may desire to enter into easements or other agreements affecting the Borrowing Base Properties, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (w) execute and deliver to Borrower Subordination, Attornment and Non-Disturbance Agreements with any tenant under a Lease upon such terms as Agent in its good faith judgment determines are appropriate (Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Borrowing Base Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’ business.

§14.13     Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14     Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Super Majority Lenders or the Required Lenders (as applicable) is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within ten (10) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.

§14.15     Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by Borrower, and except for the provisions of §14.9, may be modified or waived without the approval or consent of Borrower.

§14.16     Defaulting Lenders.

(a)            Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i)            That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §27.

(ii)            Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists or non-Defaulting Lenders have been paid in full all amounts then due, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction ; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans made at a time when the conditions set forth in §11 were satisfied or waived, such payment shall be applied solely to pay the Loans to all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this §14.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            That Defaulting Lender shall not be entitled to receive any facility unused fee pursuant to §2.4 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)            During any period that a Lender is a Defaulting Lender, Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender, and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of §18.1. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of §18.1. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection (ii), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)            Defaulting Lender Cure. If Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to §14.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

§14.17     Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.5, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.     EXPENSES. Borrower agrees to pay (a) the reasonable and documented out-of-pocket costs incurred by the Agent of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any documented Indemnified Taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income, except that the Agent and the Lenders shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which Borrowing Base Property or other Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party), including any recording, mortgage, documentary or intangibles taxes in connection with the Mortgages and other Loan Documents (Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all reasonable and documented title insurance premiums, engineer’s fees incurred by the Agent, third party environmental reviews incurred by the Agent and the reasonable fees, expenses and disbursements of the outside counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) all other reasonable and documented out-of-pocket fees (including reasonable attorneys’ fees), expenses and disbursements (other than Taxes unless such payment is otherwise required pursuant to the terms of this Agreement) of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Borrowing Base Properties or other Collateral (in connection with each Loan and/or otherwise), the review of leases and Subordination, Attornment and Non-Disturbance Agreements, the making of each Loan hereunder, and the third party out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments pursuant to §18 hereof, and (e) without duplication, all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Credit Parties or the administration thereof during the existence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with Borrower (provided that any attorneys’ fees and costs pursuant to this clause (e) shall be limited to those incurred by the Agent, local counsel in each jurisdiction where a Borrowing Base Property is located, and one other counsel with respect to the Lenders as a group), (f) all reasonable and documented fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (g) all reasonable and documented out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (h) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans in accordance with the terms of this Agreement. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.     INDEMNIFICATION. Borrower and each Guarantor, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character (subject to §15) arising out of or relating to any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Borrowing Base Properties or the Loans by parties claiming by or through Borrower or any Guarantor, (b) any condition of the Borrowing Base Properties or any other Real Estate, (c) any actual or proposed use by Borrower or any Guarantor of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of Borrower and each Guarantor, (e) Borrower or any Guarantor entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Borrowing Base Properties or any other Real Estate, (g) with respect to Borrower or any Guarantor and their respective properties and assets, subject to any limitations set forth in the Indemnity Agreements, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) to the extent used by Borrower or any Guarantor, any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that Borrower and the Guarantors shall not be obligated under this §16 or otherwise to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods or if arising from a dispute between Persons entitled to indemnification hereunder or a material breach of the provisions of this Agreement by such Person entitled to indemnification hereunder . In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, Borrower and the Guarantors agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of Borrower or any Guarantor under this §16 are unenforceable for any reason, Borrower and each Guarantor hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder for a period of one year.

§17.     SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of Borrower or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans. The indemnification obligations of Borrower and each Guarantor provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein for a period of one year. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of Borrower or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.     ASSIGNMENT AND PARTICIPATION.

§18.1     Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit H annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, Borrower or Guarantor, and (e) such assignee shall acquire an interest in the Loans of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, Borrower shall have given its prior written consent to such assignment. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, Borrower and the Guarantors and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2     Register. The Agent shall maintain on behalf of Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of and interest on the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $4,500.

§18.3     New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to Borrower.

§18.4     Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against Borrower, (e) such participant shall be entitled to the benefits of §4.4(a) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.1, but shall not be entitled to receive any greater payment under §4.4(a) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, (f) such sale is effected in accordance with all applicable laws, (g) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any of Borrower, and (h) unless an Event of Default is in existence, such participant is not a Competitor; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Revolving Credit Maturity Date pursuant to §2.13), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release Borrower (except as otherwise permitted under §5.4, §5.6 or §5.7). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the foregoing provisions are intended to comply with the registration requirements in U.S. Treasury Regulations Section 5f.103-1(c), or any successor provisions thereof, so that any payments made on any Loan or Note are considered to be paid on a debt instrument issued in “registered form” pursuant to such regulations, and all parties hereto shall construe the provisions of this Agreement to ensure that the Loans, Notes or other obligations will be considered to have been so issued and shall have no responsibility for maintaining a Participant Register.

§18.5     Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or any other central banking authority, or to such other Person as the Agent elects and so long as no Default or Event of Default has occurred and is continuing, Borrower may approve/disapprove any such pledge to any such other Person. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6     No Assignment by Borrower. Borrower shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7     Disclosure. Borrower agrees to promptly and reasonably cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. Borrower agrees that, in addition to disclosures made in accordance with standard banking practices, any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder, but in all events subject to the terms hereof. Each Lender agrees to hold confidential all non-public information obtained from any Credit Party or any Affiliate of any such Credit Party, and shall not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7, and agree (pursuant to customary click through confidentiality provisions or otherwise) to be bound by the provisions of this §18.7 and to destroy or return all confidential information if it does not become an assignee or participant), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7 and agree (through customary click through or other customary requirements) to be bound by the provisions hereof, (c), disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7 and agree (through customary click through or other customary requirements) to be bound by the provisions hereof, (d) disclosures requested by bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information and provide (if permitted under applicable Legal Requirements) Borrower a reasonable opportunity to challenge the disclosure or require that such disclosure be made under seal. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to Borrower, or is disclosed with the prior approval of Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8     Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§18.9     Amendments to Loan Documents. Upon any such assignment or participation, Borrower shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§19.     NOTICES.

(a)            Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by telegraph, telecopy, telefax or telex or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed to the parties at the address set forth on Schedule 19.

(b)            Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or the Business Day after the day sent by overnight courier (sent for next day delivery), or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

(c)            Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as an original copy with manual signatures and shall be binding on Borrower, the Guarantors, Agent and Lenders. Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.

(d)            Notices and other communications to the Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to §2 if such Lender has notified the Agent that it is incapable of receiving notices under such section by electronic communication. The Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

§20.     RELATIONSHIP. Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to Borrower or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.     GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF BORROWER OR THE GUARANTORS, EXIST AND BORROWER AND THE GUARANTORS, CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS. BORROWER AND THE GUARANTORS, EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE FOREGOING CHOICE OF NEW YORK LAW WAS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS IN ENTERING INTO THIS AGREEMENT AND IN MAKING THE LOANS HEREUNDER.

§22.     HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.     COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.      ENTIRE AGREEMENT, ETC. This Agreement and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.      WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS. EACH OF BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES (OTHER THAN AS ACTUALLY CLAIMED AGAINST THE AGENT OR ANY LENDER BY THIRD PARTIES AS A RESULT OF ANY ACTION OR OMISSION BY A CREDIT PARTY AS TO WHICH THE AGENT OR SUCH LENDER IS ENTITLED TO INDEMNIFICATION HEREUNDER (I.E., DIRECT AND ACTUAL DAMAGES OF AGENT OR ANY SUCH LENDER)). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT EACH PARTY AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.      DEALINGS WITH BORROWER. The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with Borrower and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, M&T or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. Borrower acknowledges, on behalf of itself and its Affiliates that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agent nor any Lender will use confidential information described in §18.7 obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies. Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Borrower, confidential information obtained from other companies. Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Borrower and its Affiliates.

§27.      CONSENTS, AMENDMENTS, WAIVERS, ETC.. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any material term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders and, with respect to any amendment of any term of this Agreement or of any other instrument related hereto or mentioned herein, Borrower or the other Credit Parties, as the case may be. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender adversely affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.12); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Revolving Credit Maturity Date (except as provided in §2.13); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of Borrower, other Credit Party, or any Collateral except as otherwise provided in §5.4, §5.6 or §5.7; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by Borrower other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Required Lenders or the Required Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Further notwithstanding anything to the contrary in this §27, if the Agent and Borrower have jointly identified an ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or the other Loan Documents or an inconsistency between provisions of this Agreement and/or the other Loan Documents, the Agent and Borrower shall be permitted to amend, modify or supplement such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interest of the Lenders. Any such amendment, modification or supplement shall become effective without any further action or consent of any of other party to this Agreement.

§28.      SEVERABILITY. The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.      TIME OF THE ESSENCE. Time is of the essence with respect to each and every covenant, agreement and obligation under this Agreement and the other Loan Documents (subject to the provisions hereof/thereof).

§30.      NO UNWRITTEN AGREEMENTS. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.      REPLACEMENT NOTES. Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.      NO THIRD PARTIES BENEFITED. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of Borrower, the Guarantors, the Lenders, the Agent, the Lender Hedge Provider, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of the Agent and the Lenders, and their permitted successors and assigns, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by Borrower or any of their Subsidiaries of any development or the absence therefrom of defects.

§33.      PATRIOT ACT. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and the Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrower and the Guarantors in accordance with the Patriot Act.

§34.      [Intentionally Omitted.]

§35.      JOINT AND SEVERAL LIABILITY. Each of Borrower and the Guarantors covenants and agrees that each and every covenant and obligation of Borrower and the Guarantors hereunder and under the other Loan Documents shall be the joint and several obligations of Borrower and each Guarantor

§36.      ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF CREDIT PARTIES.

§36.1      Reserved.

§36.2      Waiver of Defenses. To the extent permitted by Applicable Law, each of the Credit Parties hereby waives and agrees not to assert or take advantage of any defense based upon:

(a)            Any right to require Agent or the Lenders to proceed against the other Credit Parties or any other Person or to proceed against or exhaust any security held by Agent or the Lenders at any time or to pursue any other remedy in Agent’s or any Lender’s power or under any other agreement before proceeding against a Credit Party hereunder or under any other Loan Document;

(b)            Reserved;

(c)            Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;

(d)            Any failure on the part of Agent or any Lender to ascertain the extent or nature of any Collateral or any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;

(e)            Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to Credit Parties pursuant to the Loan Documents), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Credit Party, Agent, any Lender, any endorser or creditor of the Credit Parties or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Agent or any Lender;

(f)            Any defense based upon an election of remedies by Agent or any Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of a Credit party or the rights of a Credit Party to proceed against the other Credit Parties for reimbursement, or both;

(g)            Any right or claim of right to cause a marshaling of the assets of the Credit Parties;

(h)            Reserved;

(i)            Any duty on the part of Agent or any Lender to disclose to any Credit Party any facts Agent or any Lender may now or hereafter know about a Credit Party or the Collateral, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which such Credit Party intends to assume or has reason to believe that such facts are unknown to such Credit Party or has a reasonable opportunity to communicate such facts to any Credit Party, it being understood and agreed that each Credit Party is fully responsible for being and keeping informed of the financial condition of the other Credit Parties, of the condition of the Borrowing Base Property or the Collateral and of any and all circumstances bearing on the risk that liability may be incurred by the Credit Parties hereunder and under the other Loan Documents;

(j)            Any inaccuracy of any representation or other provision contained in any Loan Document;

(k)            Subject to compliance with the provisions of this Agreement, any sale or assignment of the Loan Documents, or any interest therein;

(l)            Subject to compliance with the provisions of this Agreement, any sale or assignment by a Credit Party or any other Person of any Collateral, or any portion thereof or interest therein, not consented to by Agent or any Lender;

(m)            Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;

(n)            Any lack of commercial reasonableness in dealing with the Collateral;

(o)            Any deficiencies in the Collateral or any deficiency in the ability of Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed;

(p)            Reserved;

(q)            Any modifications of the Loan Documents or any obligation of Credit Parties relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;

(r)            Any release of a Credit Party or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s or the Lenders’ voluntary act or otherwise;

(s)            Any action, occurrence, event or matter consented to by the under any provision hereof, or otherwise;

(t)            The dissolution or termination of existence of any Credit Party; or

(u)            Either with or without notice to the Credit Parties, any renewal, extension, modification, amendment or another changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations.

§36.3      Waiver. Each of the Credit Parties waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that the Credit Parties may lawfully so do, such Person waives any and all right to have the assets comprised in the security intended to be created by the Security Documents (including, without limitation, those assets owned by the other of the Credit Parties) marshaled upon any foreclosure of the lien created by such Security Documents. Each of the Credit Parties further agree that the Lenders and Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of the Credit Parties further agree that upon the occurrence and during the continuance of an Event of Default, the Lenders and Agent may exercise any of such rights and remedies without notice to any of the Credit Parties except as required by law or the Loan Documents and agrees that neither the Lenders nor Agent shall be required to proceed against the other of the Credit Parties or any other Person or to proceed against or to exhaust any other security held by the Lenders or Agent at any time or to pursue any other remedy in Lender’s or Agent’s power or under any of the Loan Documents before proceeding against a Credit Party or its assets under the Loan Documents.

§36.4      Subordination. So long as the Loans are outstanding, each of the Credit Parties hereby expressly waive any right of contribution from or indemnity against the other, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and each of the Credit Parties acknowledges that it has no right whatsoever to proceed against the other for reimbursement of any such payments. In connection with the foregoing, each of the Credit Parties expressly waives any and all rights of subrogation to the Lenders or Agent against the other of the Credit Parties, and each of the Credit Parties hereby waives any rights to enforce any remedy which the Lenders or Agent may have against the other of the Credit Parties and any rights to participate in any Collateral or any other assets of the other Credit Parties. In addition to and without in any way limiting the foregoing, each of the Credit Parties hereby subordinates any and all indebtedness it may now or hereafter owe to such other Credit Parties to all indebtedness of the Credit Parties to the Lenders and Agent, and agrees with the Lenders and Agent that no Credit Party shall claim any offset or other reduction of such Credit Party’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any of the Collateral or any other assets of the other Credit Parties.

§36.5      Waiver of Rights Under Anti-Deficiency Rules. Without limiting any other provision of this §36, each Credit Party understands and acknowledges that, if the Agent forecloses judicially or nonjudicially against any real property Collateral for the Obligations, such foreclosure could impair or destroy any right or ability that such Credit Party may have to seek reimbursement, contribution, or indemnification for any amounts paid by such Credit Party under this Agreement. Each Credit Party further understands and acknowledges that in the absence of this waiver such potential impairment or destruction of such Credit Party’s rights, if any, may entitle such Credit Party to assert a defense to this Agreement based on California Code of Civil Procedure §580d as interpreted in Union Bank v. Gradsky, (1968) 265 CA 2d 40, 71 CR 64, on the grounds, among others, that the Agent or the Lenders should be estopped from pursuing such Credit Party because their election to foreclose may have impaired or destroyed such subrogation, reimbursement, contribution, or indemnification rights of such Credit Party. By execution of this Agreement, each Credit Party intentionally, freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Credit Party will be liable under this Agreement even though the Agent has foreclosed judicially or nonjudicially against any real or personal property Collateral for the Obligations; (ii) agrees that such Credit Party will not assert that defense in any action or proceeding which the Agent or the Lenders may bring to enforce this Agreement; and (iii) acknowledges and agrees that until the Obligations have been indefeasibly paid in full, the rights and defenses waived by such Credit Party in this Agreement include any right or defense that such Credit Party may have or be entitled to assert based on or arising out of California Civil Code §2848.

§36.6      Further Waivers. Each Credit Party intentionally, freely, irrevocably and unconditionally waives and relinquishes all rights which may be available to it under any provision of California law or under any California judicial decision, including, without limitation, Section 580a and 726(b) of the California Code of Civil Procedure, to limit the amount of any deficiency judgment or other judgment which may be obtained against such Credit Party under this Agreement to not more than the amount by which the unpaid Obligations exceeds the fair market value or fair value of any real or personal property securing the Obligations, including, without limitation, all rights to an appraisement of, judicial or other hearing on, or other determination of the value of said property. Each Credit Party acknowledges and agrees that, as a result of the foregoing waiver, the Agent or the Lenders may be entitled to recover from such Credit Party an amount which, when combined with the value of any real or personal property foreclosed upon by the Agent (or the proceeds of the sale of which have been received by the Agent and the Lenders) and any sums collected by the Agent and the Lenders from any other Credit Party or other Persons, might exceed the amount of the Obligations.

§37.      ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.

(a)            Without limiting any other provision of §36, each Subsidiary Guarantor acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Loans made by the Lenders to Borrower pursuant to this Agreement; that the benefits received by such Subsidiary Guarantor are reasonably equivalent consideration for such Subsidiary Guarantor’s execution of this Agreement and the other Loan Documents to which it is a party; and that such benefits include, without limitation, the access to capital afforded to Borrower pursuant to this Agreement from which the activities of such Subsidiary Guarantor will be supported, the refinancing of certain existing indebtedness of such Subsidiary Guarantor secured by such Subsidiary Guarantor’s Borrowing Base Property from the proceeds of the Loans, and the ability to refinance that indebtedness at a lower interest rate and otherwise on more favorable terms than would be available to it if the Borrowing Base Property owned by such Subsidiary Guarantor were being financed on a stand-alone basis and not as part of a pool of assets comprising the security for the Obligations. Each Subsidiary Guarantor is executing this Agreement and the other Loan Documents in consideration of those benefits received by it and each Subsidiary Guarantor desires to enter into an allocation and contribution agreement with each other Subsidiary Guarantor as set forth in this §37 and agrees to subordinate and subrogate any rights or claims it may have against other Subsidiary Guarantors as and to the extent set forth in §36.

(b)            In the event any one or more Subsidiary Guarantors (any such Subsidiary Guarantor, a “Funding Party”) is deemed to have paid an amount in excess of the principal amount attributable to it (such principal amount, the “Allocable Principal Balance”) (any deemed payment in excess of the applicable Allocable Principal Balance, a “Contribution”) as a result of (a) such Funding Party’s payment of and/or performance on the Obligations and/or (b) Agent’s and/or any Lender’s realization on the Collateral owned by such Funding Party (whether by foreclosure, deed in lieu of foreclosure, private sale or other means), then after payment in full of the Loans and the satisfaction of all of Subsidiary Guarantors’ other obligations under the Loan Documents, such Funding Party shall be entitled to contribution from each benefited Subsidiary Guarantor for the amount of the Contribution so benefited (any such contribution, a “Reimbursement Contribution”), up to such benefited Subsidiary Guarantor’s then current Allocable Principal Balance. Any Reimbursement Contributions required to be made hereunder shall, subject to §36, be made within ten (10) days after demand therefor.

(c)            If a Subsidiary Guarantor (a “Defaulting Party”) shall have failed to make a Reimbursement Contribution as hereinabove provided, after the later to occur of (a) payment of the Loan in full and the satisfaction of all of all Subsidiary Guarantors’ other obligations to Lenders or (b) the date which is 366 days after the payment in full of the Loans, the Funding Party to whom such Reimbursement Contribution is owed shall be subrogated to the rights of Lenders against such Defaulting Party, including the right to receive a portion of such Defaulting Party’s Collateral in an amount equal to the Reimbursement Contribution payment required hereunder that such Defaulting Party failed to make; provided, however, if Agent returns any payments in connection with a bankruptcy of a Subsidiary Guarantor, all other Subsidiary Guarantors shall jointly and severally pay to Agent and Lenders all such amounts returned, together with interest at the Default Rate accruing from and after the date on which such amounts were returned.

(d)            In the event that at any time there exists more than one Funding Party with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from Defaulting Party pursuant hereto shall be equitably allocated among such Funding Party. In the event that at any time any Subsidiary Guarantor pays an amount hereunder in excess of the amount calculated pursuant to this paragraph, that Subsidiary Guarantor shall be deemed to be a Funding Party to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrower in accordance with the provisions of this §37.

(e)            It is the intent of each Subsidiary Guarantor, the Agent and the Lenders that in any proceeding under the Bankruptcy Code or any similar debtor relief laws, such Subsidiary Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents) to be avoidable or unenforceable against such Subsidiary Guarantor in such proceeding as a result of Applicable Law, including, without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Laws under which the possible avoidance or unenforceability of the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents) shall be determined in any such proceeding are referred to herein as “Avoidance Provisions”. Accordingly, to the extent that the obligations of a Subsidiary Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Subsidiary Guarantor shall be liable hereunder shall be reduced to the greater of (A) the amount which, as of the time any of the Obligations are deemed to have been incurred by such Subsidiary Guarantor under the Avoidance Provisions, would not cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions or (B) the amount which, as of the time demand is made hereunder upon such Subsidiary Guarantor for payment on account of the Obligations, would not cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions. The provisions of this §37(e) are intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Subsidiary Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Subsidiary Guarantor or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

§38.      ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)            the effects of any Bail-In Action on any such liability, including, if applicable:

(1)            a reduction in full or in part or cancellation of any such liability;

(2)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

§39.      Not Co-Borrower. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, the Subsidiary Guarantors are not co-borrowers hereunder (or included in the definition of the term “Borrower”).

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

FOUR SPRINGS CAPITAL TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Four Springs Capital Trust, a Maryland real estate investment trust, its general partner

	By:	/s/ John E. Warch
	Name:	John E. Warch
	Title:	Chief Financial Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

[Signature Page to Credit Agreement]

REIT GUARANTOR:

FOUR SPRINGS CAPITAL TRUST, a Maryland real estate investment trust

By:	/s/ John E. Warch
Name:	John E. Warch
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

SUBSIDIARY GUARANTORS:

FSC AARONS SNYDER TX, LLC,
FSC AAP GARNER NC, LLC,
FSC AZ AURORA IL, LLC,
FSC BPS LONGMONT CO, LLC,
FSC BPS AMERICAN FORK UT, LLC,
FSC BR LISLE IL, LLC,
FSC DA WAUKESHA WI, LLC,
FSC DG CHARLOTTE NC, LLC,
FSC DG EDEN NC, LLC,
FSC DG ELIZABETH CITY NC, LLC,
FSC DG FORT BRADEN FL, LLC,
FSC DG GA, LLC,
FSC DG PENSACOLA FL, LLC,
FSC DG SAVANNAH GA, LLC,
FSC DG WINTER HAVEN FL, LLC,
FSC FMC-FD MEMPHIS TN, LLC,
FSC FD MEMPHIS TN, LLC,
FSC FD GA, LLC,
FSC FD TYLER TX, LLC,
FSC FD WICHITA LINCOLN KS, LLC,
FSC FD WICHITA OLIVER KS, LLC,
FSC FX ALAMOSA CO, LLC,
FSC FX JACKSON MI, LLC,
FSC ORLY AL, LLC,
FSC SB NORTH SYRACUSE NY, LLC,
FSC TSC BROOKSVILLE FL, LLC,
FSC CON STERLING HEIGHTS MI, LLC,
FSC CON VAN BUREN MI, LLC,
FSC DMG SEABROOK NH, LLC,
FSC MCO ST. LOUIS MO, LLC,
FSC SK CHANDLER AZ, LLC,
FSC AB LYNDALE MN, LLC,
FSC AB SOUTH SEVENTH MN, LLC,
FSC GRM LUFKIN FRANK TX, LLC,
FSC GRM 2601 NORTH TX, LLC,
FSC GRM 4101 NORTH TX, LLC,
FSC GRM LUFKIN MEDFORD TX, LLC,
FSC GRM 5105 TROUP TYLER TX, LLC,
FSC GRM JASPER GIBSON TX, LLC,
FSC ZCW LYNCHBURG VA, LLC,
FSC ZCW ROANOKE VA, LLC,
FSC TRA ESCANABA MI, LLC,

[Signature Page to Credit Agreement]

FSC TRA WHITMORE LAKE MI, LLC,
FSC ZCW ST. CHARLES MO, LLC,
FSC ZCW ST. PETERS MO, LLC,
FSC ZCW CHARLOTTE TYVOLA NC, LLC,
FSC ZCW CHARLOTTE WILKINSON NC, LLC,
FSC ZCW EDWARDSVILLE IL, LLC,
FSC BPS Tucson AZ, LLC,
FSC AAP BLOOMINGTON IL, LLC, and
FSC CC MENTOR OH, LLC,
each a Delaware limited liability company

By:	Four Springs Capital Trust Operating Partnership, L.P., a Delaware limited partnership, their manager

By:	Four Springs Capital Trust, a Maryland real estate investment trust, its general partner

By:	/s/ John E. Warch
Name:	John E. Warch
Title:	Chief Financial Officer

FSC BRI BIRMINGHAM AL, LLC, a Delaware limited liability company

By:	Four Springs Acquisitions, LLC, a Delaware limited liability company, its manager

By:	/s/ John E. Warch
Name:	John E. Warch
Title:	Chief Financial Officer

Four Springs Acquisitions, LLC, a Delaware limited liability company

By:	/s/ John E. Warch
Name:	John E. Warch
Title:	Chief Financial Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

[Signature Page to Credit Agreement]

AGENT AND LENDERS:

M&T BANK, as Agent and as a Lender

By:	/s/ Colleen Foy
Name:	Colleen Foy
Title:	Vice President

[Signature Page to Credit Agreement]

PROVIDENT BANK

By:	/s/ Paul W. Barrood
Name:	Paul W. Barrood
Title:	Vice President

[Signature Page to Credit Agreement]

OCEANFIRST BANK N.A.

By:	/s/ Brian Dobbins
Name: Brian Dobbins
Title: Vice President

[Signature Page to Credit Agreement]